EXECUTION VERSION

AMENDMENT NO. 11 TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

This AMENDMENT NO. 11 TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of May 27, 2026, is among RPM FUNDING CORPORATION, a Delaware corporation (“Seller”), RPM INTERNATIONAL INC., a Delaware corporation (“RPM-Delaware”), as servicer and as performance guarantor (in such capacity, the “Performance Guarantor”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as a Purchaser, PNC BANK, NATIONAL ASSOCIATION (“PNC”), as a Purchaser and as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”), and PNC CAPITAL MARKETS LLC, as structuring agent (in such capacity, the “Structuring Agent”).

RECITALS

1. Seller, RPM-Delaware, Wells Fargo, PNC, Administrative Agent and Structuring Agent are parties to that certain Amended and Restated Receivables Purchase Agreement, dated as of May 9, 2014 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Agreement”).

2. Concurrently herewith, Seller, the Originators, Wells Fargo, PNC and Administrative Agent are entering into that certain Amendment No. 14 to Second Amended and Restated Receivables Sale Agreement, dated as of the date hereof (the “RSA Amendment”).

3. Seller, RPM-Delaware, Wells Fargo, PNC, Administrative Agent and Structuring Agent desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed thereto in, or by reference in, the Agreement.

SECTION 2. Amendments to the Agreement. Effective as of the date hereof, (a) the Agreement, including Exhibit I (Definitions) thereto, is hereby amended to read in its entirety as set forth in the conformed copy of the Agreement attached hereto as Exhibit A and (b) Exhibit V (Form of Compliance Certificate) is hereby amended to read in its entirety as set forth in Exhibit B attached hereto.

SECTION 3. Representations and Warranties. Each of the Seller and RPM-Delaware hereby represents and warrants to the Purchasers and the Administrative Agent as of the date hereof as follows:

(a) Representations and Warranties. The representations and warranties made by it in the Transaction Documents (including the Agreement, as amended hereby) are true and correct in all material respects as of the date hereof (unless stated to relate solely

Amendment No. 11 to A&R RPA (RPM)

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to an earlier date, in which case such representations or warranties were true and correct in all material respects as of such earlier date).

(b) Enforceability. The execution and delivery by such Person of this Amendment, and the performance of each of its obligations under this Amendment and the Agreement, as amended hereby, are within its corporate powers and have been duly authorized by all necessary action on its part. This Amendment and the Agreement, as amended hereby, are such Person’s valid and legally binding obligations, enforceable in accordance with their terms , except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) No Default. Both before and immediately after giving effect to this Amendment and the transactions contemplated hereby, no Amortization Event or Potential Amortization Event exists or shall exist.

SECTION 4. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof subject to the satisfaction of each of the following conditions precedent:

(a) receipt by the Administrative Agent of counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto;

(b) receipt by the Administrative Agent of counterparts of the RSA Amendment (whether by facsimile or otherwise) executed by each of the parties thereto; and

(c) receipt by the Administrative Agent of such other documents, instruments, certificates, opinions and other deliverables set forth in Annex A hereto.

SECTION 5. Effect of Amendment; Ratification. Except as specifically amended hereby, the Agreement is hereby ratified and confirmed in all respects, and all of its provisions shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “the Receivables Purchase Agreement”, “the Amended and Restated Receivables Purchase Agreement”, “this Agreement”, “hereof”, “herein”, or words of similar effect, in each case referring to the Agreement, shall be deemed to be references to the Agreement as amended hereby. This Amendment shall not be deemed to expressly or impliedly waive, amend, or supplement any provision of the Agreement other than as specifically set forth herein.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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SECTION 7. CHOICE OF LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO).

SECTION 8. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT, ANY DOCUMENT EXECUTED BY THE SELLER PARTIES PURSUANT TO THE AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

SECTION 9. Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

SECTION 10. Transaction Document. This Amendment shall constitute a Transaction Document.

SECTION 11. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 12. Reaffirmation of Performance Undertaking. After giving effect to this Amendment and each of the other transactions contemplated hereby, all of the provisions of the Performance Undertaking shall remain in full force and effect and the Performance Guarantor hereby ratifies and affirms the Performance Undertaking and acknowledges that the Performance Undertaking has continued and shall continue in full force and effect in accordance with its terms.

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

RPM FUNDING CORPORATION,

as Seller

By: /s/ Tracy D. Crandall
Name: Tracy D. Crandall
Title: President and Secretary

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RPM INTERNATIONAL INC.,

as Servicer and Performance Guarantor

By: /s/ Tracy D. Crandall
Name: Tracy D. Crandall
Title: Vice President, General Counsel, Chief Compliance Officer and Secretary

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WELLS FARGO BANK, NATIONAL ASSOCIATION,

as a Purchaser

By: /s/ Taylor Cloud
Name: Taylor Cloud
Title: Executive Director

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PNC BANK, NATIONAL ASSOCIATION,

as a Purchaser and as Administrative Agent

By: /s/ Michael Ferragonio
Name: Michael Ferragonio
Title: Senior Vice President

PNC CAPITAL MARKETS LLC,
as Structuring Agent

By: /s/ Michael Ferragonio
Name: Michael Ferragonio
Title: Managing Director

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Exhibit A

[Conformed Agreement]

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EXECUTION VERSION

EXHIBIT A TO AMENDMENT NO. 11, DATED AS OF MAY 27, 2026

CONFORMED COPY includes

Amendment No. 1, dated February 25, 2015

Amendment No. 2, dated May 2, 2017

Amendment No. 3, dated June 18, 2018

Amendment No. 4, dated May 8, 2020

Amendment No. 5, dated May 22, 2020

Amendment No. 6, dated March 18, 2021

Amendment No. 7, dated March 1, 2022

Amendment No. 8, dated March 23, 2023

Amendment No. 9, dated as of May 20, 2024

Amendment No. 10, dated as of April 30, 2025

AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

Dated as of May 9, 2014

among

RPM Funding Corporation, as Seller,

RPM International Inc., as Servicer,

PNC BANK, NATIONAL ASSOCIATION

WELLS FARGO BANK, NATIONAL ASSOCIATION

PNC BANK, NATIONAL ASSOCIATION, individually, as Administrative Agent and, PNC CAPITAL MARKETS LLC, as Structuring Agent

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AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

This AMENDED AND RESTATED Receivables Purchase Agreement dated as of May 9, 2014, is among:

(a) RPM Funding Corporation, a Delaware corporation (“Seller”),

(b) RPM International Inc., a Delaware corporation (“RPM-Delaware”), as initial Servicer,

(c) Wells Fargo Bank, National Association (“Wells Fargo”) and PNC Bank, National Association (“PNC” and each of Wells Fargo and PNC, a “Purchaser” and, collectively, the “Purchasers”),

(d) PNC, in its capacity as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”), and

(e) PNC Capital Markets LLC, as Pennsylvania limited liability company, as structuring agent (“Structuring Agent”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

The Seller, RPM-Delaware, Fifth Third Bank and Wells Fargo entered into that certain Receivables Purchase Agreement, dated as of April 7, 2009 (as amended, supplemented or otherwise modified, the “Existing RPA”).

Seller desires to transfer and assign Purchaser Interests to the Purchasers from time to time.

Each Purchaser shall purchase its Percentage of each Purchaser Interest from Seller from time to time.

PNC has been requested and is willing to act as Administrative Agent on behalf of the Purchasers in accordance with the terms hereof.

AGREEMENT

Now therefore, in consideration of the foregoing and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree that the Existing RPA is hereby amended and restated in its entirety to read as follows:

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ARTICLE I.

PURCHASE ARRANGEMENTS

SECTION 1.1 Purchase Facility.

(a) On the terms and subject to the conditions set forth in this Agreement, Seller may from time to time prior to the Facility Termination Date, sell Purchaser Interests to the Purchasers by delivering (or causing Servicer to deliver, on Seller’s behalf) a Purchase Notice to each Purchaser in accordance with Section 1.2. Upon receipt of a Purchase Notice,

(i) PNC agrees to purchase its Percentage of such Purchaser Interest, on the terms and subject to the conditions hereof, provided that at no time may the aggregate Capital of PNC at any one time outstanding exceed the lesser of (A) the amount of PNC’s Commitment hereunder, and (B) PNC’s Percentage of the difference between the Adjusted Net Receivables Balance and the Aggregate Reserves; and

(ii) Wells Fargo agrees to purchase its Percentage of such Purchaser Interest, on the terms and subject to the conditions hereof, provided that at no time may the aggregate Capital of Wells Fargo at any one time outstanding exceed the lesser of (A) the amount of Wells Fargo’s Commitment hereunder, and (B) Wells Fargo’s Percentage of the difference between the Adjusted Net Receivables Balance and the Aggregate Reserves.

In no event shall the Aggregate Capital outstanding hereunder exceed the lesser of (1) the Purchase Limit and (2) the difference between the Adjusted Net Receivables Balance and the Aggregate Reserves. Each Purchaser’s Commitments to Seller under this Agreement shall terminate on the Facility Termination Date.

(b) Seller may, upon at least 10 Business Days’ notice to the Administrative Agent and each Purchaser, terminate in whole or reduce in part, ratably between PNC and Wells Fargo in accordance with their respective Percentages, the unused portion of the Purchase Limit; provided that each partial reduction of the Purchase Limit shall be in an aggregate amount equal to $10,000,000 or a larger integral multiple of $1,000,000.

SECTION 1.2 Increases. Each Incremental Purchase hereunder shall be made at the written request of the Seller (or Servicer, on Seller’s behalf) in a form set forth as Exhibit II hereto (a “Purchase Notice”); provided that, at any time when PNC (or an Affiliate thereof) is the Administrative Agent and the Seller has entered into a PINACLE Agreement, then any request for an Incremental Purchase made by the Seller (or Servicer, on Seller’s behalf) using PINACLE shall constitute a Purchase Notice.

Each Purchase Notice (1) shall be made by Seller (or Servicer, on Seller’s behalf) no later than (x) in the case of a Purchase Notice made pursuant to PINACLE, 12:00 p.m. New York City time on the proposed date of such Incremental Purchase, or (y) in the case of any other Purchase Notice, 12:00 p.m. New York City time on the proposed date of such Incremental Purchase;

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provided that any Purchase Notice made after such applicable time shall be deemed to have been made on the following Business Day, and (2) shall specify (i) the amount of the Incremental Purchase requested (which shall not be less than $3,000,000 and shall be an integral multiple of $100,000), (ii) other than for a Purchase Notice made pursuant to PINACLE, the allocation of such amount among the Purchasers, which shall be ratable based on the Commitments, (iii) the account to which the proceeds of such Incremental Purchase shall be distributed, (iv) the date such requested Incremental Purchase is to be made, which shall be a Business Day and (v) the requested Discount Rate and Tranche Period. Each Purchase Notice shall be subject to Section 6.2 hereof.

On the date of each Incremental Purchase, each Purchaser shall, upon satisfaction of the applicable conditions precedent set forth in Article VI and pursuant to the other conditions set forth herein, remit to the Administrative Agent, in same day funds to the account specified by the Administrative Agent for such purpose, an amount equal to its Percentage of the Purchase Price of the Purchaser Interest then being purchased, such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Purchasers have made funds available to it for such purposes and subject to Article VI and the other conditions set forth herein, fund such Incremental Purchase to the Seller on the date of such Incremental Purchase; provided that if any Purchaser fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds such Purchaser’s portion of such Incremental Purchase on the date thereof, and such Purchaser shall be subject to the repayment obligation in Section 2.8(a).

SECTION 1.3 Decreases. Seller, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Aggregate Capital (i) on any Business Day if, at such time, (A) PNC (or an Affiliate thereof) is the Administrative Agent, (B) Seller has entered into a PINACLE Agreement and (C) such prepayment is made with PINACLE; provided, that any such prepayment made with PINACLE after 12:00 p.m. New York City time on any day shall be deemed to have been made on the next occurring Business Day, or (ii) upon same-day written notice by delivering to the Administrative Agent written notice (a “Reduction Notice”) no later than 12:00 p.m. New York City time on the proposed Business Day of such prepayment (it being understood that any such request made after such time shall be deemed to have been made on the next occurring Business Day). Such Reduction Notice shall designate (i) the date upon which any such reduction of Aggregate Capital shall occur (which date shall be a Business Day), (ii) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”) and (iii) each Purchaser’s Percentage of such Aggregate Reduction, which shall be applied ratably to the Purchaser Interests of each Purchaser in accordance with the amount of Capital (if any) owing to such Purchaser. Only one (1) Reduction Notice shall be outstanding at any time. All prepayments pursuant to this section shall be accompanied by any associated Broken Funding Costs.

SECTION 1.4 Payment Requirements. All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited into the PNC Account for distribution by the Administrative Agent in accordance with the terms hereof no later than 12:00 noon (New York City time) on the day when due in immediately available funds, and if not received before 12:00 noon (New York City time) shall be deemed to be received on the next succeeding Business Day. All amounts paid by the Administrative Agent to Wells Fargo, shall be paid to the Wells Fargo Account. If such amounts are payable to the Administrative Agent or to PNC, they shall be paid to the PNC Account. All computations of Yield, per annum fees hereunder

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and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

ARTICLE II.

PAYMENTS AND COLLECTIONS

SECTION 2.1 Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller (or Servicer, on Seller’s behalf) shall immediately remit to the Administrative Agent for distribution to each of the Purchasers when due, for the account of such Purchaser, on a full recourse basis, all of the following (collectively, the “Obligations”):

(i) such fees as set forth in the Fee Letter (which fees shall be sufficient to pay all fees owing to the Administrative Agent, Structuring Agent and the Purchasers),

(ii) all amounts payable as Yield,

(iii) all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate Capital hereunder in accordance with Sections 2.2 and 2.3 hereof),

(iv) all amounts required pursuant to Section 2.6,

(v) all amounts payable pursuant to Article X, if any,

(vi) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables,

(vii) all Broken Funding Costs, and

(viii) all Default Fees.

If Seller fails to pay any of the Obligations when due, Seller agrees to pay, on written demand of the Administrative Agent, the Default Fee in respect thereof until paid. Notwithstanding the foregoing, no provision of this Agreement or the Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller (or Servicer, on Seller’s behalf) shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Administrative Agent.

SECTION 2.2 Collections Prior to Amortization. Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If on any Business Day prior to the Amortization

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Date, any Collections are received by the Servicer after payment of any Obligations that are then due and owing, Seller hereby requests and the Purchasers hereby agree to make, simultaneously with such receipt, a reinvestment (each, a “Reinvestment”) with that portion of the balance of each and every Collection received by the Servicer that is part of any Purchaser Interest, such that after giving effect to such Reinvestment, the amount of Capital of such Purchaser Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Capital immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Administrative Agent, for further distribution to the Wells Fargo Account and the PNC Account, each Purchaser’s respective Percentage of the amounts set aside during the preceding Settlement Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) to reduce the Obligations. Once such Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to the Administrative Agent in the PNC Account no later than 12:00 noon (New York City time) to the extent required to fund the Purchasers’ respective Percentages of any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date.

SECTION 2.3 Collections Following Amortization. On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holders of each Purchaser Interest, all Collections received on such day and an additional amount of the Seller’s funds for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) the Administrative Agent or any Purchaser (i) remit to the Administrative Agent for further distribution to the Wells Fargo Account and the PNC Account the Purchasers’ respective Percentages of the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the applicable Purchasers’ Capital associated with each such Purchaser Interest and any other Aggregate Unpaids.

SECTION 2.4 Application of Collections. If there shall be insufficient funds on deposit with the Administrative Agent to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Administrative Agent shall distribute funds:

first, to the payment of the Servicer’s reasonably and properly documented out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, if RPM-Delaware or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Administrative Agent’s costs of collection and enforcement of this Agreement,

third, ratably to the payment of all accrued and unpaid fees under the Fee Letter and Yield,

fourth, for the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses,

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including the Servicing Fee, when RPM-Delaware or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, fifth, unless the Amortization Date has occurred or a Reduction Notice has been delivered, to the making of a Reinvestment,

sixth, to the ratable reduction of the Aggregate Capital, and seventh, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.4, shall be shared ratably (within each priority) among the Administrative Agent and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

SECTION 2.5 Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay the Administrative Agent (for distribution to the applicable Purchaser) the full amount thereof, plus the Default Fee from the date of any such rescission, return or refunding.

SECTION 2.6 Maximum Purchaser Interests. Seller shall ensure that the Purchaser Interests of the Purchasers shall at no time exceed in the aggregate 100%. If the aggregate of the Purchaser Interests of the Purchasers exceeds 100% or the Aggregate Capital of the Purchasers exceeds the Purchase Limit on any day, Seller shall pay to the Administrative Agent (for distribution to the Purchasers) within one (1) Business Day (or if such day is not a Business Day, within two (2) Business Days) an amount to be applied to reduce the Purchasers’ aggregate Capital outstanding, such that after giving effect so such payment, the aggregate of the Purchaser Interests equals or is less than 100% and the Aggregate Capital of the Purchasers equals or is less than the Purchase Limit.

SECTION 2.7 Clean Up Call. In addition to Seller’s rights pursuant to Section 1.3, Seller shall have the right on any Business Day (after providing written notice to the Administrative Agent and the Purchasers no later than 12:00 noon (New York City time) on the proposed effective date), at any time following the reduction of the Aggregate Capital to a level that is less than 20.0% of the original Purchase Limit, to repurchase from the Purchasers all, but not less than all, of the then outstanding Purchaser Interests. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser except for a representation and warranty that the reconveyance to Seller is being made free and clear of any Adverse Claim created by the applicable Purchaser.

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SECTION 2.8 Administrative Agent’s Clawback.

(a) Funding by Purchasers; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Purchaser, prior to the proposed date of any Incremental Purchase, that such Purchaser will not make available to the Administrative Agent such Purchaser’s Percentage of the Purchase Price of the Purchaser Interest then being purchased, the Administrative Agent may assume that such Purchaser has made such share available on such date in accordance with Section 1.2 and may, in reliance upon such assumption, make available to the Seller a corresponding amount. In such event, if a Purchaser has not in fact made its share of the applicable Incremental Purchase available to the Administrative Agent, then the applicable Purchaser and the Seller severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Seller to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Purchaser, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Seller, the Alternate Base Rate. If the Seller and such Purchaser shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Seller the amount of such interest paid by the Seller for such period. If such Purchaser pays its share of the applicable Incremental Purchase to the Administrative Agent, then the amount so paid shall constitute such Purchaser’s share included in such Incremental Purchase. Any payment by the Seller shall be without prejudice to any claim the Seller may have against a Purchaser that shall have failed to make such payment to the Administrative Agent.

(b) Payments by Seller; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Seller prior to the date on which any payment is due to the Administrative Agent for the account of the Purchasers hereunder that the Seller will not make such payment, the Administrative Agent may assume that the Seller has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Purchasers the amount due. In such event, if the Seller has not in fact made such payment, then each of the Purchasers severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE III.

[RESERVED]

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ARTICLE IV.

PURCHASER FUNDING

SECTION 4.1 Purchaser Funding. Each Purchaser Interest shall accrue Yield for each day during its Tranche Period at either the Term SOFR Rate, Daily Simple SOFR or the Alternate Base Rate in accordance with the terms and conditions hereof. Until Seller gives notice to the applicable Purchaser of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Purchaser Interest shall be Daily Simple SOFR. Each Purchaser Interest acquired by a Purchaser shall be deemed to have a new Tranche Period commencing on the date of any such purchase.

SECTION 4.2 Yield Payments. On the Settlement Date for each Purchaser Interest, Seller shall pay to the Administrative Agent for distribution to the applicable Purchaser an aggregate amount equal to the accrued and unpaid Yield for the entire Tranche Period of each such Purchaser Interest in accordance with Article II.

SECTION 4.3 Selection and Continuation of Tranche Periods.

(a) Seller (or Servicer, on Seller’s behalf) shall from time to time request Tranche Periods for the Purchaser Interests of each Purchaser, provided that if at any time such Purchaser shall have a Purchaser Interest, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on a Settlement Date.

(b) Seller, Servicer (on Seller’s behalf) or the applicable Purchaser, upon notice to and consent by the other received by 12:00 noon (New York City time) on the last Business Day of a Tranche Period (the “Terminating Tranche”) for any Purchaser Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Purchaser Interest into multiple Purchaser Interests, (ii) combine any such Purchaser Interest with one or more other Purchaser Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Purchaser Interest with a new Purchaser Interest to be purchased on the day such Terminating Tranche ends.

SECTION 4.4 Discount Rates.

(a) So long as no Amortization Event is continuing and the Purchasers have not given written notice to Seller that such option is suspended, the Seller may, by written notice to the Administrative Agent, elect for all or any portion of the Purchaser Interest to accrue interest by reference to the Term SOFR Rate (rather than Daily Simple SOFR) during any Tranche Period. Any such notice must specify the amount of the Purchaser Interest subject of such election and must be delivered not later than two (2) Business Days prior to the first day of the affected Tranche Period. Any such portion of the Purchaser Interest that is subject to such an election shall be apportioned among the respective Purchasers’ Capital ratably. Notwithstanding the foregoing, (x) the Seller shall not make such an election if, as a result thereof, more than five Capital Tranches would exist and (y) each Capital Tranche accruing interest by reference to the Term SOFR Rate shall be not be less than $3,000,000 and shall be an integral multiple of $100,000. For the avoidance of

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doubt, if an Amortization Event is then continuing, the Discount Rate for any Purchaser Interest shall be determined pursuant to the definition of Discount Rate notwithstanding any otherwise applicable election by the Seller.

(b) The Seller may call the Administrative Agent on or before the date on which a Purchase Notice is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Purchaser Agents nor affect the rate of discount which thereafter is actually in effect when the election is made.

SECTION 4.5 Conforming Changes Relating to Term SOFR Rate or Daily Simple SOFR. With respect to the Term SOFR Rate or Daily Simple SOFR, as applicable, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, the Administrative Agent shall provide notice to the Seller of each such amendment implementing such Conforming Changes promptly after such amendment becomes effective

SECTION 4.6 Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.

(a) Unascertainable, Increased Costs. If at any time:

(i) on or prior to the first day of a Tranche Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that Daily Simple SOFR or the Term SOFR Rate, as applicable, cannot be determined pursuant to the definition thereof, or

(ii) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Daily Simple SOFR or the Term SOFR Rate, as applicable, cannot be determined pursuant to the definition thereof on or prior to the first day of any Tranche Period, then the Administrative Agent shall have the rights specified in Section 4.6(c).

(b) Illegality. If at any time any Purchaser shall have determined, or any Governmental Authority shall have asserted, that the making, maintenance or funding of any Purchaser Interest accruing Yield by reference to Daily Simple SOFR or the Term SOFR Rate has been made impracticable or unlawful, by compliance by such Purchaser in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 4.6(c).

(c) Administrative Agent’s and Purchaser’s Rights. In the case of any event specified in Section 4.6(a) above, the Administrative Agent shall promptly so notify the

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Purchasers and the Seller thereof, in the case of an event specified in Section 4.6(b) above, such Purchaser shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Purchasers and the Seller.

(i) Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Purchasers, in the case of such notice given by the Administrative Agent, or (B) such Purchaser, in the case of such notice given by such Purchaser, to allow the Seller to select, convert to or renew a Purchaser Interest accruing Yield by reference to Daily Simple SOFR or the Term SOFR Rate, as applicable, shall be suspended (to the extent of the affected Alternate Base Rate or the applicable Tranche Period) until the Administrative Agent shall have later notified the Seller, or such Purchaser shall have later notified the Administrative Agent, of the Administrative Agent’s or such Purchaser’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

(ii) If at any time the Administrative Agent makes a determination under Section 4.6(a) (i) if the Seller has delivered a Purchase Notice for an affected Incremental Purchase that has not yet been made, such Purchase Notice shall be deemed to request a Purchaser Interest accruing Yield at the Alternate Base Rate, and (ii) any outstanding affected Purchaser Interest accruing Yield at the Alternate Base Rate shall be deemed to have been converted into Incremental Purchases at the end of the applicable Tranche Period.

SECTION 4.7 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchasers without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice from the Purchasers of objection to such Benchmark Replacement.

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(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller and the Purchasers of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Seller of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (y) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section 4.7(c) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.7(c).

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Tranche Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Tranche Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Seller may revoke any pending request for a Purchaser Interest accruing Yield based on the Daily Simple SOFR or the Term SOFR Rate, conversion to or continuation of a Purchaser Interest accruing Yield based on the Daily Simple SOFR or the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Seller will be

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deemed to have converted any such request into a request for a Purchaser Interest accruing Yield based on the Alternate Base Rate. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(f) As used in this Section 4.7:

(i) “Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of a tranche period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Tranche Period” pursuant to Section 4.6.

(ii) “Benchmark” shall mean, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.7.

(iii) “Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Daily Simple SOFR; and

(2) the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

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(iv) “Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

(v) “Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

(vi) “Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

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(2) a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component)or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component)has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof)permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

(vi) “Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 4.7 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 4.7.

(vii) “Relevant Governmental Body” shall mean with respect to a Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time, the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or any successor thereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

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SECTION 5.1 Representations and Warranties of Seller. Seller hereby represents and warrants to the Administrative Agent and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a) Existence and Power. Seller is duly organized, validly existing and in good standing under the laws of its state of organization. Seller is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which Seller is a party has been duly executed and delivered by Seller.

(c) No Conflict. The execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of Seller (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution and delivery by Seller of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. Seller represents and warrants that (i) there are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened, against or affecting Seller, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect, and (ii) Seller is not in default with respect to any order of any court, arbitrator or governmental body.

(f) Binding Effect. This Agreement and each other Transaction Document to which Seller is a party constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such

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enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. Seller represents and warrants that all written factual information (other than, for the avoidance of doubt, financial projections, estimates, and other forward-looking information and information of a general economic or industry specific nature) heretofore furnished by Seller or by any Responsible Officer of an Originator to the Administrative Agent or any of the Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Seller or any such Responsible Officer to the Administrative Agent or any of the Purchasers will be, when taken as a whole (after giving effect to all supplements thereto from time to time), true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading; provided, that with respect to projected, pro forma or estimated information, Seller represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being agreed that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections). Servicer represents and warrants that each Receivables Report completed and compiled by it accurately aggregates the information received by it from the Originators and correctly computes the ratios and concentrations set forth therein based upon such aggregates.

(h) Use of Proceeds. Seller represents and warrants that it will not use the proceeds of any purchase hereunder (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i) Good Title. Seller represents and warrants that immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. Seller represents and warrants that there have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership or security interest in each Receivable, its Collections and the Related Security.

(j) Perfection. Seller represents and warrants that this Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Administrative Agent for the benefit of the relevant Purchaser or Purchasers (and the Administrative Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. Seller

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represents and warrants that there have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Security and the Collections.

(k) Places of Business and Locations of Records. The principal places of business and chief executive office of Seller and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Administrative Agent and the Purchasers have been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Seller’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit III.

(l) Collections. Each of the Seller Parties represents and warrants that the conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. Seller represents and warrants that the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller represents and warrants that each Lock-Box and each Collection Account shall be owned by Seller. Seller represents and warrants that Seller has not granted any Person, other than the Administrative Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event. Notwithstanding the foregoing, Seller confirms that it has granted the Servicer a right of access to the Lock-Boxes and Collection Accounts to the extent permitted in the Collection Account Agreements.

(m) Material Adverse Effect. Seller represents and warrants that since February 28, 2014, no event has occurred that would have a Material Adverse Effect.

(n) Names. In the past five (5) years, Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

(o) Ownership of Seller. Seller represents and warrants that RPM-Delaware and the Originators, collectively, own directly, 100% of the issued and outstanding Equity Interests of Seller, free and clear of any Adverse Claim. Seller represents and warrants that such Equity Interests are validly issued, fully paid and nonassessable, and that there are no options, warrants or other rights to acquire securities of Seller.

(p) Investment Company Act; Volcker Rule. Seller (i) is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute and (ii) is not a “covered fund” under the Volcker Rule. In determining that Seller is not a “covered fund” under the Volcker Rule, Seller relies on, and is entitled to rely on, the exemption from the definition of “investment company” set

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forth in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. Seller has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy, except such material change as to which the Administrative Agent and the Purchasers have been notified in accordance with Section 4.1(a)(vii) of the Receivables Sale Agreement.

(s) Payments to Applicable Originator. With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t) Enforceability of Contracts. Seller represents and warrants that each Contract with respect to each Eligible Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Eligible Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Seller represents and warrants that each Receivable included in the Net Receivables Balance as an Eligible Receivable was an Eligible Receivable on the date so included.

(v) Net Receivables Balance. Seller represents and warrants that Seller has determined that, immediately after giving effect to each Incremental Purchase and Reinvestment hereunder, the Adjusted Net Receivables Balance is at least equal to the sum of (i) the Aggregate Capital, plus (ii) the Aggregate Reserves.

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(w) Accounting. The manner in which Seller accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreement does not jeopardize the true sale analysis.

(x) Sanctions and International Trade Laws. Each Covered Entity, and its directors and officers, and, to the knowledge of any Seller-Related Party, any employee, agent, or affiliate acting on behalf of such Covered Entity: (i) is not a Sanctioned Person; (ii) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person in violation of applicable International Trade Laws, sanctions, or Anti-Money Laundering Laws; and (iii) is not in violation of applicable International Trade Laws. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws. No Support Assets constitute Blocked Property.

(y) LCR Security. The Seller has not issued any LCR Securities, and the Seller is a consolidated subsidiary of Parent under GAAP.

(z) Beneficial Ownership Regulation. As of the Amendment No. 4 Effective Date, the Seller is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.

(aa) Anti-Corruption Laws. Each Covered Entity, and its directors and officers, and, to the knowledge of each Seller-Related Party, any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation in any material respect of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

SECTION 5.2 Representations and Warranties of Servicer. The Servicer hereby represents and warrants to the Administrative Agent and the Purchasers, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a) Sanctions and International Trade Laws. Each Covered Entity, and its directors and officers, and, to the knowledge of each Seller-Related Party, any employee, agent, or affiliate acting on behalf of such Covered Entity: (i) is not a Sanctioned Person; (ii) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or

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Sanctioned Person in violation of applicable International Trade Laws, sanctions, or Anti-Money Laundering Laws; and (iii) is not in violation of applicable International Trade Laws. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws. No Support Assets constitute Blocked Property.

(b) Anti-Corruption Laws. Each Covered Entity, and its directors and officers, and, to the knowledge of each Seller-Related Party, any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation in any material respect of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.

ARTICLE VI.

CONDITIONS OF PURCHASES

SECTION 6.1 Conditions Precedent to Initial Incremental Purchase. The initial Incremental Purchase of a Purchaser Interest under this Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date of such purchase those documents listed on Schedule B, and (b) the Administrative Agent and each of the Purchasers shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement and the applicable Fee Letter.

SECTION 6.2 Conditions Precedent to All Purchases and Reinvestments. Each purchase of a Purchaser Interest and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such purchase or Reinvestment the Servicer shall have delivered to the Purchasers on or prior to the date of such purchase, in form and substance satisfactory to each of the Purchasers, all Receivables Reports as and when due under Section 8.5; (b) the Facility Termination Date shall not have occurred; and (c) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i) the representations and warranties set forth in Sections 5.1 and 5.2 are true and correct in all material respects on and as of the date of such Incremental Purchase or Reinvestment as though made on and as of such date; provided, however, that so long as the RPM Credit Agreement does not require the bring down of such representation as of each borrowing date thereunder, the representations contained in Sections 5.1(e) and 5.1(m) of this Agreement need only be true as of the date of the initial Purchase hereunder;

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(ii) no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event; and

(iii) the Aggregate Capital does not exceed the Purchase Limit and the aggregate Purchaser Interests do not exceed 100%.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Administrative Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of each Purchaser, which right may be exercised at any time on demand of such Purchaser, to rescind the related purchase and direct Seller to pay the Administrative Agent (for distribution back to such Purchaser) such Purchaser’s Percentages of the Collection prior to the Amortization Date that shall have been applied to the affected Reinvestment.

ARTICLE VII.

COVENANTS

SECTION 7.1 Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms:

(a) Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent and each Purchaser:

(i) Annual Reporting. As soon as available and in any event within 90 days after the end of each fiscal year of RPM-Delaware, (A) the audited annual financial statements of RPM-Delaware required to be delivered under Section 4.1(a)(i) of the Receivables Sale Agreement, together with (B) comparable unaudited annual financial statements of Seller.

(ii) Quarterly Reporting. As soon as available and in any event within 45 days after the end of each fiscal quarter of RPM-Delaware other than the last fiscal quarter in each fiscal year, (A) the quarterly financial statements of RPM-Delaware required to be delivered under Section 4.1(a)(ii) of the Receivables Sale Agreement, together with (B) comparable unaudited quarterly financial statements of Seller.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V

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signed by the applicable Seller Party’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be; provided, however, that no such compliance certificate shall be required at any time when the Servicer Rating Condition is satisfied, and Schedule I of the form of certificate attached as Exhibit V may be adjusted by the Seller and the Servicer from time to time in order to reflect any changes made to the Net Leverage Ratio set forth in Section 9.1(o) in accordance with such Section.

(iv) Monthly Report. At any time that (i) the Servicer Rating Condition is not satisfied and (ii) the Administrative Agent has determined, in its reasonable discretion, that there has been material deterioration in the performance of the Receivables, upon the request of the Administrative Agent or any Purchaser, for as long as RPM-Delaware is the Servicer, the unaudited financial reports of the Servicer for the calendar month most recently ended.

(v) [Reserved].

(vi) [Reserved].

(vii) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Originator, the Performance Guarantor or any Collection Bank, copies of the same.

(viii) Other Information. Promptly, from time to time, (i) such other information, documents, records or reports relating to the Receivables or the financial condition, operations, prospects or business of such Seller Party as the Administrative Agent or any Purchaser may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Purchasers under or as contemplated by this Agreement and (ii) any information available to the Seller Entities relating to the Receivables as the Administrative Agent or any Purchaser may from time to time reasonably request in order to assist the Administrative Agent or any Purchaser in complying with any and all applicable requirements under Article 5 of the Securitisation Regulation and any other due diligence provision or transparency provision of the Securitisation Regulation Requirements in relation to the Transaction Documents and the transactions contemplated thereby.

Information required to be delivered pursuant to this Section 7.1(a) shall be deemed to have been delivered if such information shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of RPM-Delaware at www.rpminc.com (or other website notified pursuant to Section 14.2).

(b) Notices. Such Seller Party will notify the Administrative Agent and each Purchaser in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

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(i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Seller Party.

(ii) Judgment and Proceedings. (A) (1) The entry of any judgment or decree against the Servicer or any of its respective Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Servicer and its Subsidiaries exceeds $250,000,000 after deducting (a) the amount with respect to which the Servicer or any such Subsidiary is insured and with respect to which the insurer has not disclaimed responsibility, and (b) the amount for which the Servicer or any such Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Administrative Agent and each Purchaser, and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

(iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement relating to a line of credit or Indebtedness in excess of $50,000,000 in aggregate principal amount pursuant to which any Originator is a debtor or an obligor.

(v) Termination Date. The occurrence of the “Termination Date” under and as defined in the Receivables Sale Agreement.

(vi) Downgrade of Performance Guarantor. Any downgrade in the rating of any Indebtedness of Performance Guarantor by S&P, or by Moody’s setting forth the Indebtedness affected and the nature of such change.

(c) Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

(d) Audits. Such Seller Party will furnish to the Administrative Agent and each Purchaser from time to time such information with respect to it and the Receivables as the Administrative Agent or any of the Purchasers may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by the Administrative

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Agent or any Purchaser (to the extent contemporaneous with any Review to be performed by the Administrative Agent so long as no Amortization Event has occurred and is continuing) upon reasonable notice and at the sole cost of such Seller Party, permit the Administrative Agent and each of the Purchasers, or their respective agents or representatives (and shall cause each Originator to permit the Administrative Agent and each of the Purchasers or their respective agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a “Review”); provided, however, that, except in connection with an Extension Request, so long as no Amortization Event has occurred, the Seller Parties shall only be responsible for the costs and expenses of one (1) Review in any one calendar year.

(e) Keeping and Marking of Records and Books.

(i) The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give the Administrative Agent and each Purchaser notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Servicer will (and will cause each Originator to) (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Purchaser Interests with a legend, acceptable to the Administrative Agent and each Purchaser, describing the Purchaser Interests and (B) upon the request of the Administrative Agent or any of the Purchasers following the occurrence of an Amortization Event, deliver to the Administrative Agent all invoices included in the Contracts (including, without limitation, all multiple originals of any such invoice) relating to the Receivables.

(f) Compliance with Contracts and Credit and Collection Policy. Servicer will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

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(g) Performance and Enforcement of Receivables Sale Agreement and Performance Undertaking. Seller will, and will require each of the Originators to, perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivables Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Purchasers as assignees of Seller) under the Receivables Sale Agreement as the Administrative Agent and any Purchaser may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement. In addition, Seller will vigorously enforce the rights and remedies accorded to Seller under the Performance Undertaking.

(h) Ownership. Seller will (or will cause each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as the Administrative Agent and any Purchaser may reasonably request), and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Purchasers as the Administrative Agent or any Purchaser may reasonably request).

(i) Purchasers’ Reliance. Seller acknowledges that the Administrative Agent and the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from each of the Originators, the Performance Guarantor and their respective other Affiliates (collectively, the “RPM Group”). Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that the Administrative Agent or any Purchaser may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of the members of the RPM Group thereof and not just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

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(A) conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of any member of the RPM Group (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);

(B) compensate all employees, consultants and agents directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of a member of the RPM Group, allocate the compensation of such employee, consultant or agent between Seller and the members of the RPM Group on a basis that reflects the services rendered to Seller and the RPM Group;

(C) clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of a member of the RPM Group, Seller shall lease such office at a fair market rent;

(D) have separate stationery, invoices and checks in its own name;

(E) conduct all transactions with the members of the RPM Group strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and the RPM Group on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(F) at all times have a Board of Directors consisting of not less than three members, at least one member of which is an Independent Director;

(G) observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(H) maintain Seller’s books and records separate from those of the members of the RPM Group and otherwise readily identifiable as its own assets rather than assets of a member of the RPM Group;

(I) prepare its financial statements separately from those of the RPM Group and insure that any consolidated financial statements of the RPM Group (or any member thereof) that include Seller and that are filed with the Securities and Exchange Commission or any other governmental

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agency have notes clearly stating that Seller is a separate legal entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(J) except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of the members of the RPM Group and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone (or Servicer, on Seller’s behalf) makes deposits and from which Seller alone (or Servicer, on Seller’s behalf, or the Administrative Agent hereunder) has the power to make withdrawals;

(K) pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by a member of the RPM Group or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

(L) operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreement; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, as expressly contemplated in the Receivables Sale Agreement, to make payment to Originators thereunder for the purchase of Receivables from Originators under the Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(M) maintain its Organic Documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Organic Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 7.1(i);

(N) maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement and the Performance Undertaking, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or the Performance Undertaking or otherwise grant any

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indulgence thereunder, without (in each case) the prior written consent of the Administrative Agent and each of the Purchasers;

(O) maintain its legal separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

(P) maintain at all times the Required Capital Amount (as defined in the Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained;

(Q) not form any Subsidiary or make any investments in any other Person except as otherwise permitted herein or in any other Transaction Document; and

(R) take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Calfee, Halter & Griswold, LLP, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j) Collections. (i) Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Administrative Agent and the Purchasers. Seller will maintain exclusive ownership and dominion (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Administrative Agent as contemplated by this Agreement and except that Seller may authorize the Servicer to make deposits to and withdrawals from the Collection Accounts prior to delivery of the Collection Notices or the notices of exclusive control from the Administrative Agent. The Seller shall cause the Administrative Agent to have “control” (as defined in Section 9-104 of the UCC) over each Lock-Box and Collection Account.

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(ii) Each Seller Party shall use commercially reasonable efforts to ensure that no funds are deposited into any Collection Account other than (i) [reserved] or (ii) Collections on Receivables. If funds other than Collections are nevertheless deposited into any Collection Account, such Seller Party shall instruct the Servicer to promptly remit such items to the Person identified to it as being the owner of such remittances in accordance with Section 8.2(b).

(k) Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Administrative Agent or any of the Purchasers.

(l) Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, such casualty and liability insurance as Seller shall deem appropriate in its good faith business judgment.

(m) Payment to Originators. With respect to any Receivable purchased by Seller from an Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.

(n) Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws; International Trade Laws. Each Seller Party shall:

(i) (A) promptly (but in no event later than five (5) Business Days following the occurrence thereof) notify each Purchaser Party in writing upon the occurrence of a Reportable Compliance Event; (B) immediately provide substitute Support Assets to the Administrative Agent if, at any time, any Support Assets become Blocked Property; and (C) conduct its business in compliance with applicable Anti-Corruption Laws in all material respects, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement;

(ii) not, and not permit any of its Subsidiaries to, do any of the following, nor permit its or their respective directors, officers, employees or, to its knowledge, any agents or affiliates acting on its or their behalf in connection with this Agreement to: (A) become a Sanctioned Person; (B) directly or, to the knowledge of any Seller Party, indirectly, provide, use, or make available any Incremental Purchase or the proceeds thereof hereunder (w) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding

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or facilitation, is a Sanctioned Person, (x) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction in violation of any sanctions, (y) act in any manner in violation of Anti-Corruption Law, Anti-Money Laundering, or International Trade Laws or (z) be in violation of applicable Anti-Corruption Law in any material respect, or Anti-Money Laundering Law or International Trade Law; (C) directly or, to the knowledge of any Seller Party, indirectly, repay any Obligations with Blocked Property or funds derived from any unlawful activity; or (D) permit any Support Assets to become Blocked Property.

(o) LCR Security. The Seller shall not issue any LCR Security.

(p) Beneficial Ownership Regulation. The Seller shall provide to the Administrative Agent and the Purchasers, upon request of the Administrative Agent or any Purchaser from time to time: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and the Purchasers; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Purchaser, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Purchaser from time to time for purposes of compliance by the Administrative Agent or such Purchaser with applicable Laws (including the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Purchaser to comply therewith.

SECTION 7.2 Negative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms:

(a) Name Change, Offices and Records. Seller will not change its name, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Administrative Agent and each Purchaser at least forty-five (45) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents reasonably requested by the Administrative Agent or any Purchaser in connection with such change or relocation.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Administrative Agent and the Purchasers shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes

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in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c) Modifications to Contracts and Credit and Collection Policy. No Seller Party will, and will not permit any Originator to, make any change to the Credit and Collection Policy that could adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables. Except as provided in Section 8.2(d), no Seller Party will, or will permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto in any material respect other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Administrative Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator.

(e) Net Receivables Balance. At no time prior to the Amortization Date shall Seller permit the Adjusted Net Receivables Balance to be less than an amount equal to the sum of (i) the Aggregate Capital plus (ii) the Aggregate Reserves.

(f) Termination Date Determination. Seller will not designate the Termination Date (as defined in the Receivables Sale Agreement), or send any written notice to any Originator in respect thereof, without the prior written consent of the Administrative Agent and the Purchasers, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Receivables Sale Agreement.

(g) Restricted Junior Payments. From and after the occurrence of any Amortization Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to meet its obligations set forth in Section 7.2(e).

(h) Seller Indebtedness. Seller will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Obligations, (ii) the Subordinated Loans (as defined in the Receivables Sale Agreement), and (iii) other current accounts payable arising in the ordinary course of business and not overdue.

(i) Prohibition on Additional Negative Pledges. Seller will not (and will not authorize any Originator to) enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Receivables, Collections or Related Security except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents. Seller will not

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(and will not authorize any Originator to) enter into or assume any agreement creating any Adverse Claim upon the Subordinated Notes (as defined in the Receivables Sale Agreement).

ARTICLE VIII.

ADMINISTRATION AND COLLECTION

SECTION 8.1 Designation of Servicer.

(a) The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. RPM-Delaware is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. At any time after the occurrence of an Amortization Event, the Administrative Agent and the Purchasers may at any time designate as Servicer any Person to succeed RPM-Delaware or any successor Servicer.

(b) RPM-Delaware may delegate, and RPM-Delaware hereby advises the Purchasers and the Administrative Agent that it has delegated, to the Originators, as sub-servicers of the Servicer, certain of its duties and responsibilities as Servicer hereunder in respect of the Receivables originated by such Originators. Without the prior written consent of the Purchasers, the Servicer shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Seller, (ii) the Originators, and (iii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices, except as permitted in Section 8.1(a). Seller shall not be permitted to further delegate to any other Person any of the duties or responsibilities of Servicer delegated to it by RPM-Delaware. If at any time following the occurrence of an Amortization Event, the Purchasers shall designate as Servicer any Person other than RPM-Delaware, all duties and responsibilities theretofore delegated by RPM-Delaware to Seller or any Originator may, at the discretion of any of the Administrative Agent, be terminated forthwith on notice given by the Administrative Agent or any Purchaser to the Administrative Agent or the other Purchaser, as applicable, RPM-Delaware and to Seller.

(c) Notwithstanding the foregoing subsection (b), (i) Servicer shall be and remain primarily liable to the Administrative Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Administrative Agent and the Purchasers shall be entitled to deal exclusively with Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Administrative Agent and the Purchasers shall not be required to give notice, demand or other communication to any Person other than Servicer in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. Servicer, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

SECTION 8.2 Duties of Servicer.

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(a) The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b) The Servicer will instruct all Obligors to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement substantially in the form of Exhibit VI with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Administrative Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Administrative Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Administrative Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(c) The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections (or such funds or other assets arising therefrom) in accordance with Article II. The Servicer shall, upon the request of the Administrative Agent, segregate, in a manner acceptable to the Administrative Agent and the Purchasers, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d) The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivable or Charged-Off Receivable or limit the rights of the Administrative Agent or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e) The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii)

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are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Administrative Agent, deliver or make available to the Administrative Agent all such Records, at a place selected by the Administrative Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(f) Any payment by an Obligor in respect of any indebtedness owed by it to an Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

SECTION 8.3 Collection Notices. The Administrative Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices. Seller hereby transfers to the Administrative Agent for the benefit of the Purchasers, effective when the Administrative Agent delivers such notice, the exclusive ownership and dominion of each Lock-Box and the Collection Accounts. In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled after the occurrence of an Amortization Event to (i) endorse Seller’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security, and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than Seller.

SECTION 8.4 Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Administrative Agent and the Purchasers of their rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

SECTION 8.5 Reports. The Servicer shall compile and complete the following reports based on information received by it from the Originators under the Receivables Sale Agreement and forward to the Administrative Agent and the Purchasers (i) on the second Business Day prior to each Settlement Date (the “Monthly Reporting Date”), a Receivables Report and (ii) at such times as the Administrative Agent or any Purchaser shall reasonably request, a listing by Obligor of all Receivables together with an aging of such Receivables.

SECTION 8.6 Servicing Fees. In consideration of RPM-Delaware’s agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as RPM-Delaware shall continue to perform as Servicer hereunder, Seller shall pay over to RPM-Delaware a fee (the “Servicing Fee”)

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as compensation for its servicing activities hereunder on each Settlement Date in arrears for the immediately preceding calendar month (to the extent funds are available therefor in accordance with this Agreement), equal to the product of (a) one twelfth (1/12), times (b) 1.00%, times (c) (i) if the Amortization Date has not occurred, the average monthly aggregate Outstanding Balance of all Receivables during the most recently ended calendar year (for each month in such year, measured as of the last day of such month) or (ii) if the Amortization Date has occurred, the average daily aggregate Outstanding Balance of all Receivables during such preceding month.

ARTICLE IX.

AMORTIZATION EVENTS

SECTION 9.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an “Amortization Event”:

(a) Any Seller Party shall fail to make any payment or deposit required under this Agreement or any other Transaction Document to which it is a party on or within one (1) Business Day after the date on which the same is required to be made.

(b) Any Seller Party shall fail to perform or observe any covenant contained in any provision of Section 7.2 (other than Section 7.2(c)) or Section 8.5.

(c) Any Seller Party shall fail to perform or observe any other covenant, agreement or other obligation hereunder (other than as referred to in another paragraph of this Section 9.1) or any other Transaction Document to which it is a party and such failure shall continue for thirty (30) calendar days following the earlier to occur of (i) notice from the Administrative Agent or any Purchaser of such nonperformance or non-observance, or (ii) the date on which a Responsible Officer of such Seller Party otherwise becomes aware of such non-performance or non-observance.

(d) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document required to be delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made in any material respect and is not cured within five (5) Business Days following the earlier to occur of (i) notice from the Administrative Agent or any Purchaser of such inaccuracy or (ii) the date on which a Responsible Officer of such Seller Party otherwise becomes aware of such inaccuracy; provided that the materiality threshold in this subsection shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold although the five (5) Business Day cure period shall continue to apply.

(e) (i) Seller shall default in the payment when due of any principal of or interest on any Indebtedness, or any event or condition shall occur which results in the acceleration of the maturity of any such Indebtedness; or (ii) any Originator shall default, or the Performance Guarantor or any of its Subsidiaries (other than an Originator or Seller) shall default, in the payment when due of any principal of or interest on any Material

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Indebtedness; or any event or condition shall occur which results in the acceleration of the maturity of any such Material Indebtedness.

(f) (i) Any Seller Party, any Originator or any Significant Subsidiary (as defined in the RPM Credit Agreement) shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Seller Party, any Originator or any Significant Subsidiary seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, in the case of any such proceeding instituted against any Seller Party, any Originator or any Significant Subsidiary, such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding.

(g) Seller shall fail to comply with the terms of Section 2.6 hereof.

(h) As at the end of any calendar month:

(i) the average of the Dilution Ratios for the three months then most recently ended shall exceed 6.5%;

(ii) the Days Sales Outstanding shall exceed 73; or

(iii) the average of the Past Due Ratios for the three months then most recently ended shall exceed 6.0%.

(i) A Change of Control shall occur.

(j) (i) One or more final judgments or orders for the payment of money shall be entered against Seller or (ii) one or more final judgments or orders for the payment of money in an amount in excess of $250,000,000, individually or in the aggregate, shall be entered against the Servicer or any Originator, in each case of clauses (i) and (ii), on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for sixty (60) consecutive days without a stay of execution.

(k) Either (i) the “Termination Date” under and as defined in the Receivables Sale Agreement shall occur with respect to any Originator or (ii) any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement, provided, however, that upon 30 days’ prior written notice, an Originator may cease to sell or contribute Receivables to the Seller under the Receivables Sale Agreement without causing an Amortization Event under this Agreement if (1) such Originator has consolidated or merged with or into another Originator, or (2) to the extent that (a)

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Aggregate Capital plus Aggregate Reserves continue to be equal to or less than the Adjusted Net Receivables Balance after such Originator ceases to sell or contribute, (b) RPM-Delaware and the remaining Originators agree to such modified transaction terms which may be requested by the Administrative Agent and the Purchasers as being necessary to maintain an implied rating equivalent to the implied rating of the facility evidenced by this Agreement prior to such Originator ceasing to sell or contribute, as determined in the exercise of the Administrative Agent’s and the Purchasers’ reasonable credit judgment, including to (I) establish the Dilution Ratio, Delinquency Ratio and Past Due Ratio for this Agreement after such Originator ceases to sell or contribute which shall be set and calculated consistent with the methodology used to set and calculate such ratios prior to such Originator ceasing to sell or contribute, (II) establish Concentration Limits and Aggregate Reserves for the facility evidenced by this Agreement after such Originator ceases to sell or contribute which shall be set and calculated consistent with such methodology prior to such Originator’s ceasing to sell or contribute and (III) establish standards for items (ii)-(v) of the definition of “Eligible Receivable” which are consistent with those required for the Facility prior to such Originator’s ceasing to sell or contribute and are based on the Receivables of the remaining Originators, and (c) no Amortization Event or Potential Amortization Event shall exist after such Originator shall cease to sell or contribute.

(l) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts.

(m) The Performance Guarantor shall fail to pay, upon demand, any amount required to be paid by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Performance Guarantor, or the Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.

(n) The Seller or the Servicer shall breach 5.1(x), 5.1(aa), 5.2(a), 5.2(b) or 7.1(n).

(o) At any time that the Servicer Rating Condition is not satisfied, RPM-Delaware shall permit the Net Leverage Ratio, as calculated at the end of each fiscal quarter ending after the Amendment No. 11 Effective Date, to be greater than (x) so long as the following clause (y) does not apply, 3.75 to 1.00 (or, during an Increased Net Leverage Ratio Period or an Increased Net Leverage Ratio Period Due to Material Acquisition, 4.25 to 1.00), or (y) such other required Net Leverage Ratio set forth in the RPM Credit Agreement so long as (A) each Purchaser (or an Affiliate thereof) is a party to the RPM Credit Agreement and (B) such other required Net Leverage Ratio is implemented in accordance with the terms of the RPM Credit Agreement. For purposes of this clause (o),

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unless otherwise defined in this Agreement, terms used herein (including all defined terms used within such terms) shall have the respective meaning assigned to such terms in the RPM Credit Agreement as in effect on the Amendment No. 11 Effective Date, (i) without giving effect to any subsequent amendment, restatement or supplement thereof unless (A) each Purchaser (or an Affiliate thereof) is a party to the RPM Credit Agreement and (B) such amendment, restatement or supplement is consummated in accordance with the terms of the RPM Credit Agreement and (ii) regardless of whether or not the RPM Credit Agreement is substituted, replaced, terminated or any of the provisions therein are or become unenforceable in whole or in part as against any party thereto.

SECTION 9.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, and upon the direction of the Majority Purchasers or either of the Initial Purchasers, shall, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(f)(ii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks and (v) notify Obligors of the Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrative Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.

INDEMNIFICATION

SECTION 10.1 Indemnities by the Seller. Without limiting any other rights that the Administrative Agent or any Purchaser may have hereunder or under applicable law, Seller hereby agrees to indemnify (and pay upon demand to) the Administrative Agent and each of the Purchasers and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements (which shall be limited to the fees and disbursements of one counsel to the Indemnified Parties, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected persons taken as a whole, and, if necessary, of one local counsel to the Indemnified Parties, taken as a whole, in any relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional local counsel to all affected persons, taken as a whole) (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result

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of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables excluding, however, in all of the foregoing instances:

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification or its Related Parties;

(b) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from a breach in bad faith of a Transaction Document on the part of the Indemnified Party seeking indemnification or its Related Parties;

(c) Indemnified Amounts to the extent resulting from any dispute among Indemnified Parties that does not involve or arise from an act or omission by any Seller Party or any of their respective Affiliates and is brough by an Indemnified Party against any other Indemnified Party (other than any claims against the Administrative Agent in its capacity as Administrative Agent, unless such claim would otherwise be excluded pursuant to another clause of this section);

(d) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor;

(e) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Purchaser Interests as a loan or loans by the Purchasers to Seller secured by the Receivables, the Related Security, the Collection Accounts and the Collections; and

(f) Indemnified Amounts that arise from any settlement effected without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), but if settled with Seller’s prior written consent, Seller agrees to indemnify and hold harmless each Indemnified Party in accordance with the preceding provisions of this paragraph;

provided, however, that nothing contained in this sentence shall limit the liability of Seller or limit the recourse of the Purchasers to Seller for amounts otherwise specifically provided to be paid by Seller under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller) relating to or resulting from the following (but excluding Indemnified Amounts and taxes described in clauses (a) through (f) above):

(i) any representation or warranty made by any Seller Party or any Originator (or any officers of any such Person) under or in connection with this

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Agreement, any other Transaction Document or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii) the failure by any Seller Party or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of any Seller Party or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Purchaser Interests or any other investigation, litigation or proceeding relating to any Seller Party or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Amortization Event described in Section 9.1(f);

(x) any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to the applicable Originator under the Receivables Sale Agreement in

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consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) any failure to vest and maintain vested in the Administrative Agent for the benefit of the Purchasers, or to transfer to the Administrative Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided percentage ownership interest (to the extent of the Purchaser Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(xiii) any action or omission by any Seller Party which reduces or impairs the rights of the Administrative Agent or the Purchasers with respect to any Receivable or the value of any such Receivable;

(xiv) any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action; and

(xv) the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

In case any claim, litigation, investigation or proceeding is instituted involving any Indemnified Party for which indemnification is to be sought hereunder by such Indemnified Party, then such Indemnified Party will promptly notify Seller of the commencement of any proceeding; provided, however, that the failure to do so will not relieve Seller from any liability that it may have to such Indemnified Party hereunder, except to the extent that Seller is materially prejudiced by such failure.

SECTION 10.2 Indemnities by the Servicer. Without limiting any other rights that the Administrative Agent or any Purchaser may have hereunder or under applicable law, Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements (which shall be limited to the fees and disbursements of one counsel to the Indemnified Parties, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected persons taken as a whole, and, if necessary, of one local counsel to the Indemnified Parties, taken as a whole, in any relevant material jurisdiction and, solely in the case of an actual or perceived conflict

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of interest, one additional local counsel to all affected persons, taken as a whole) (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of Servicer’s failure to duly and punctually perform its obligations under this Agreement excluding, however, in all of the foregoing instances:

(a) Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification or its Related Parties;

(b) Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from a breach in bad faith of a Transaction Document on the part of the Indemnified Party seeking indemnification or its Related Parties;

(c) Servicer Indemnified Amounts to the extent resulting from any dispute among Indemnified Parties that does not involve or arise from an act or omission by any Seller Party or any of their respective Affiliates and is brough by an Indemnified Party against any other Indemnified Party (other than any claims against the Administrative Agent in its capacity as Administrative Agent, unless such claim would otherwise be excluded pursuant to another clause of this section);

(d) Servicer Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; and

(e) Servicer Indemnified Amounts that arise from any settlement effected without Servicer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), but if settled with Servicer’s prior written consent, Servicer agrees to indemnify and hold harmless each Indemnified Party in accordance with the preceding provisions of this paragraph;

provided, however, that nothing contained in this sentence shall limit the liability of Servicer or limit the recourse of the Purchasers to Servicer for Collections received by the Servicer and required to be remitted by it under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Servicer shall indemnify the Indemnified Parties for Servicer Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Servicer) relating to or resulting from the following (but excluding Indemnified Amounts and taxes described in clauses (a) through (e) above):

(i) any representation or warranty made by Servicer (or any officers of Servicer) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

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(ii) the failure by Servicer to comply with any applicable law, rule or regulation with respect to the collection of any Receivable or Related Security;

(iii) any failure of Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) the commingling by the Servicer of Collections of Receivables or funds or other assets arising therefrom at any time with other funds;

(v) any investigation, litigation or proceeding relating to Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(vi) any Amortization Event of the described in Section 9.1(f) with respect to Servicer; and

(vii) any action or omission by Servicer relating to its obligations hereunder which reduces or impairs the rights of the Administrative Agent or the Purchasers with respect to any Receivable or the value of any such Receivable.

In case any claim, litigation, investigation or proceeding is instituted involving any Indemnified Party for which indemnification is to be sought hereunder by such Indemnified Party, then such Indemnified Party will promptly notify Servicer of the commencement of any proceeding; provided, however, that the failure to do so will not relieve Servicer from any liability that it may have to such Indemnified Party hereunder, except to the extent that Servicer is materially prejudiced by such failure.

SECTION 10.3 Increased Cost and Reduced Return.

(a) Increased Costs Generally. If any Change in Law: (i) subjects any Purchaser to any charge or withholding on or with respect to this Agreement or a Purchaser’s obligations hereunder, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser of any amounts payable hereunder (except for changes in the rate of tax on the overall net income of a Purchaser or taxes excluded by Section 10.1) or (ii) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Purchaser, or credit extended by a Purchaser pursuant to this Agreement or (iii) imposes any other condition the result of which is to increase the cost to a Purchaser of performing its obligations hereunder, or to reduce the rate of return on a Purchaser’s capital as a consequence of its obligations hereunder, or to reduce the amount of any sum received or receivable by a Purchaser under this Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Purchaser, Seller shall pay to the Administrative Agent (for distribution to such Purchaser), such amounts charged to such Purchaser or such amounts to otherwise compensate such Purchaser for such increased cost or such reduction; provided, that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on SOFR, the Administrative Agent, in its reasonable discretion, may modify the calculation of each such SOFR-based interest rate to add (or otherwise account for) such reserve percentage.

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Notwithstanding the foregoing, no Purchaser that is not organized under the laws of the United States of America, or a state thereof, shall be entitled to reimbursement or compensation hereunder unless and until it has delivered to the Seller two (2) duly completed and signed originals of United States Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, as applicable, certifying in either case that such Purchaser is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

(b) Capital Requirements. If any Purchaser determines that any Change in Law affecting such Purchaser or any lending office of such Purchaser or such Purchaser’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Purchaser’s capital or on the capital of such Purchaser’s holding company, if any, as a consequence of (A) this Agreement, (B) the commitments of such Purchaser hereunder, or (C) the ownership of undivided percentage ownership interests with regard to the Purchaser Interest (or interests therein) or any Capital, in any case, to a level below that which such Purchaser or such Purchaser’s holding company could have achieved but for such Change in Law (taking into consideration such Purchaser’s policies and the policies of such Purchaser’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Purchaser, the Seller will pay to the Administrative Agent (for distribution to such Purchaser) such additional amount or amounts as will compensate such Purchaser or such Purchaser’s holding company for any such reduction suffered.

(c) Delay in Requests; Requests of Similarly Situated Borrowers. Notwithstanding the foregoing, (i) Seller shall not be required to compensate a Purchaser pursuant to this Section 10.3 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Purchaser notifies Seller of the Change in Law or other events or conditions giving rise to such increased costs or reductions and of such Purchaser’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof), and (ii) no Purchaser shall be entitled to claim any amounts pursuant to this Section 10.3 unless such Purchaser is then generally claiming or generally will claim such amounts in similar circumstances under comparable facilities with similar provisions to this Section 10.3 to which it is a party with sellers that are similarly situated to and of similar creditworthiness to Seller.

SECTION 10.4 Other Costs and Expenses. Subject to the limitations set forth in the Fee Letter, Seller shall pay to the Administrative Agent (for the benefit of itself and the Purchasers) on demand all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including without limitation, the cost of Purchasers’ auditors auditing the books, records and procedures of Seller, reasonable and documented out-of-pocket fees and expenses of legal counsel for the Administrative Agent and the Purchasers (which shall be limited to the fees and expenses of one counsel to the Administrative Agent and the Purchasers, taken as a whole, and, if necessary, of one local counsel to the Administrative Agent and the Purchasers, taken as a whole, in any relevant jurisdiction) with respect thereto and with respect to advising the Administrative Agent and the Purchasers as to their respective rights and remedies under this Agreement. Seller shall pay to the Administrative Agent (for the benefit of itself and the Purchasers) on demand any and all costs

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and expenses of the Administrative Agent and the Purchasers, if any, including reasonable and documented out-of-pocket fees and expenses of legal counsel for the Administrative Agent and the Purchasers (which shall be limited to the fees and expenses of one counsel to the Administrative Agent and the Purchasers, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected persons taken as a whole, and, if necessary, of one local counsel to the Administrative Agent and the Purchasers, taken as a whole, in any relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional local counsel to all affected persons, taken as a whole) in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE XI.

THE ADMINISTRATIVE AGENT

SECTION 11.1 Appointment.

(a) Each Purchaser hereby irrevocably designates and appoints PNC, as Administrative Agent hereunder, and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist against the Administrative Agent.

(b) The provisions of this Article XI are solely for the benefit of the Administrative Agent and the Purchasers, and neither of the Seller Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XI, except that this Article XI shall not affect any obligations which the Administrative Agent or any Purchaser may have to either of the Seller Parties under the other provisions of this Agreement.

(c) In performing its functions and duties hereunder, the Administrative Agent shall act solely as the agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of the Seller Parties or any of their respective successors and assigns.

SECTION 11.2 Delegation of Duties. The Administrative Agent may execute any of its duties under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

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SECTION 11.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 11.2 under or in connection with the Transaction Documents (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers or other agents for any recitals, statements, representations or warranties made by the Seller contained in any Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either of the Seller Parties to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article VI, except receipt of items required to be delivered to the Administrative Agent. The Administrative Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of the Seller Parties. This Section 11.3 is intended solely to govern the relationship between the Administrative Agent, on the one hand, and the Purchasers on the other.

SECTION 11.4 Reliance by the Administrative Agent and the Purchasers.

(a) The Administrative Agent and each Purchaser shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller Parties), independent accountants and other experts selected by the Administrative Agent or such Purchaser. The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of each Purchaser (except where another provision of this Agreement specifically authorizes the Administrative Agent to take action based on the instructions of either Purchaser).

(b) Any action taken by the Administrative Agent in accordance with Section 11.4(a) shall be binding upon all Purchasers.

SECTION 11.5 Notice of Amortization Events. Neither the Administrative Agent nor any Purchaser shall be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event unless it has received notice from the Administrative Agent or another Purchaser, as applicable, or a Seller Party referring to this Agreement, stating that an Amortization Event or Potential Amortization Event has occurred hereunder and describing such Amortization Event or Potential Amortization Event. In the event that the Administrative Agent or any Purchaser receives such a notice, it shall promptly give notice thereof to the Administrative Agent and the other Purchasers, as applicable. The Administrative Agent shall take such action with respect to such Amortization Event or Potential Amortization Event as shall be directed by any Initial Purchaser or the Majority Purchasers.

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SECTION 11.6 Non-Reliance on the Administrative Agent and Other Purchasers. Each of the Purchasers expressly acknowledges that neither the Administrative Agent, nor any of the Administrative Agent’s officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including, without limitation, any review of the affairs of the Seller Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each of the Purchasers also represents and warrants to the Administrative Agent and the other Purchasers that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller Parties and made its own decision to enter into this Agreement. Each of the Purchasers also represents that it will, independently and without reliance upon the Administrative Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Seller Parties. Neither the Administrative Agent nor any Purchaser, nor any of their respective Affiliates, shall have any duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Seller Parties which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 11.7 Indemnification of Administrative Agent.

(a) Each Purchaser agrees to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller Parties and without limiting the obligation of the Seller Parties to do so), ratably in accordance with their respective Percentages or Capital, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent in its capacity as Administrative Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction).

SECTION 11.8 Administrative Agent in its Individual Capacity. The Administrative Agent in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller Parties and their Affiliates as though the

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Administrative Agent were not the Administrative Agent hereunder. With respect to its Purchaser Interests, if any, pursuant to this Agreement, the Administrative Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not the Administrative Agent, and the terms “Purchaser” and “Purchasers” shall include the Administrative Agent in its individual capacity.

SECTION 11.9 Successor Administrative Agent. The Administrative Agent, upon five (5) days’ notice to the Seller Parties and the Purchasers, may voluntarily resign and may be removed at any time, with or without cause, by both Purchasers, whereupon Wells Fargo shall become the successor Administrative Agent; provided, however, that PNC shall not voluntarily resign as the Administrative Agent so long as PNC’s Commitment remains in effect or PNC has any outstanding Purchaser Interests hereunder. Upon resignation or replacement of any Administrative Agent in accordance with this Section 11.9, the retiring Administrative Agent shall execute such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article X and this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 11.10 [RESERVED].

SECTION 11.11 UCC Filings. Each of the Purchasers hereby expressly recognizes and agrees that the Administrative Agent may be designated as the secured party of record on the various UCC filings required to be made under this Agreement and the party entitled to amend, release and terminate the UCC filings under the Receivable Sale Agreement in order to perfect their respective interests in the Receivables, Collections and Related Security, that such designation shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Purchasers and that such listing will not affect in any way the status of the Purchasers as the true parties in interest with respect to the Purchaser Interests. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article XI.

SECTION 11.12 Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.1 of this Agreement. Each Purchaser acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

SECTION 11.13 Benchmark Replacement Notification. Section 4.7 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that Daily Simple SOFR or the Term SOFR Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to Daily Simple SOFR or the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.

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SECTION 11.14 Erroneous Payments.

(a) If the Administrative Agent notifies a Purchaser or any Person who has received funds on behalf of a Purchaser (any such Purchaser or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Purchaser shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Purchaser, or any Person who has received funds on behalf of a Purchaser, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Purchaser, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Purchaser shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one

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Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.14(b).

(c) Each Purchaser hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Purchaser under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Purchaser from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Purchaser that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Purchaser at any time, (i) such Purchaser shall be deemed to have assigned its Purchaser Interests (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Purchaser Interests (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Seller) deemed to execute and deliver an Assignment and Assumption Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Purchaser shall deliver any Notes evidencing such Loans to the Seller or the Administrative Agent, (ii) the Administrative Agent as the assignee Purchaser shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Purchaser shall become a Purchaser, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser shall cease to be a Purchaser hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Purchaser and (iv) the Administrative Agent may reflect in the register its ownership interest in the Purchaser Interests subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Purchaser and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Purchaser under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Seller Party, except, in

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each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from any Seller Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.14 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

ARTICLE XII.

ASSIGNMENTS; PARTICIPATIONS

SECTION 12.1 Assignments. Any Purchaser may at any time and from time to time assign to one or more Persons (each, an “Assignee Purchaser”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Assignee Purchaser and such selling Purchaser. The consent of the Seller (which consent shall not be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment other than to an existing Purchaser. Each assignee of a Purchaser must (i) have a short-term debt rating of A-1 or better by S&P and P-1 by Moody’s Investor Service, Inc. or a long term debt rating of “A” by S&P and “A2” or better by Moody’s. Upon delivery of the executed Assignment Agreement to the Administrative Agent, such selling Purchaser shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Assignee Purchaser shall for all purposes be a Purchaser party to this Agreement and shall have all the rights and obligations of a Purchaser under this Agreement to the same extent as if it were an original party hereto and thereto, and no further consent or action by Seller, the Purchasers or the Administrative Agent shall be required. Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.

SECTION 12.2 Participations. Any Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Commitment and Purchaser Interest. Notwithstanding any such sale by a Purchaser of a participating interest to a Participant, such Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance of its obligations hereunder, and each of the parties hereto shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. Each Purchaser agrees that any agreement between such Purchaser and any such Participant in respect of such participating interest shall not restrict such Purchaser’s right to agree to any

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amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

SECTION 12.3 Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Purchaser or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof, each Purchaser or the Administrative Agent; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

ARTICLE XIII.

[reserved].

ARTICLE XIV.

MISCELLANEOUS

SECTION 14.1 Waivers and Amendments.

(a) No failure or delay on the part of the Administrative Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). This Agreement and the provisions hereof may only be amended, supplemented, modified or waived in a writing signed by the Purchasers, the Seller and the Administrative Agent.

Notwithstanding the foregoing, (i) without the consent of the Purchasers, but with the consent of Seller, the Administrative Agent may amend this Agreement solely to add additional Persons as Purchasers hereunder and (ii) the Administrative Agent and the Purchasers may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, or Section 14.13 of this Agreement without the consent of Seller, provided that such amendment has no negative impact upon Seller. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Purchasers equally and shall be binding upon Seller, the Purchasers and the Administrative Agent.

SECTION 14.2 Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or e-mail or similar writing) and shall be given to the other parties hereto at their respective addresses set forth on the signature pages hereof or at such other address as such Person may hereafter specify for the

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purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy or e-mail, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2. Seller hereby authorizes the Purchasers to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Administrative Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern absent manifest error.

SECTION 14.3 Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.3 or 10.4) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 14.4 Protection of Purchaser Interests.

(a) Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Administrative Agent may request, to perfect, protect or more fully evidence the Purchaser Interests, or to enable the Administrative Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Administrative Agent may, or the Administrative Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.

(b) If any Seller Party fails to perform any of its obligations hereunder, the Administrative Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Administrative Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.4. Each Seller Party irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and

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priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

SECTION 14.5 Confidentiality.

(a) Each of the parties hereto shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to the Originators, the Administrative Agent, the Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such party and its directors, officers and employees may disclose such information (i) to such party’s external accountants, attorneys, investors, potential investors and credit enhancers and the agents or advisors of such Persons and (ii) as required by any applicable law, regulation or order of any judicial or administrative proceeding provided that each party shall use commercially reasonable efforts to ensure, to the extent permitted given the circumstances, that any such information which is so disclosed is kept confidential.

(b) Anything herein to the contrary notwithstanding, each Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent and each of the Purchasers, (ii) to any prospective or actual assignee or participant of the Administrative Agent or any of the Purchasers, and (iii) to any rating agency, and to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person is advised of the confidential nature of such information and, in the case of a Person described in clause (ii) above, agrees to be bound by the provisions of this Section 14.5. In addition, the Administrative Agent and the Purchasers may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law) although each of them shall use commercially reasonable efforts to ensure, to the extent permitted given the circumstances, that any such information which is so disclosed is kept confidential.

SECTION 14.6 [RESERVED].

SECTION 14.7 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrative Agent or any Purchaser, no claim may be made by any party hereto or any other Person against any other party hereto or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that, nothing in this Section 14.7

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shall relieve Seller or Servicer of any obligation it may have to indemnify an Indemnified Party pursuant to Sections 10.1 or 10.2 against special, indirect, consequential or punitive damages asserted against such Indemnified Party.

SECTION 14.8 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE ADMINISTRATIVE AGENT’S OR PURCHASERS’ OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES AND RELATED SECURITY OR REMEDIES HEREUNDER IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 14.9 CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE ADMINISTRATIVE AGENT OR ANY PURCHASER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

SECTION 14.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

SECTION 14.11 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject

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matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement.

SECTION 14.12 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

SECTION 14.13 Characterization.

(a) It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Purchaser Interest. Except as specifically provided in this Agreement, each sale of a Purchaser Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each of the Purchasers and the Administrative Agent for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or the Administrative Agent or any assignee thereof of any obligation of Seller or any Originator or any other Person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or any Originator.

(b) In addition to any ownership interest which the Administrative Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Administrative Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Administrative Agent and the Purchasers shall

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have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

SECTION 14.14 USA PATRIOT Act Notice. Each Purchaser that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Purchaser) hereby notifies each of the Seller-Related Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Seller-Related Parties, which information includes the name and address of Seller-Related Parties and other information that will allow such Purchaser or Administrative Agent, as applicable, to identify the Seller-Related Parties in accordance with the USA PATRIOT Act. The Seller shall, promptly following a request by the Administrative Agent or any Purchaser, provide all documentation and other information that the Administrative Agent or such Purchaser requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

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EXHIBIT I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Adjusted Eligible Receivables” means the aggregate Outstanding Balance of Eligible Receivables less (i) the aggregate Outstanding Balance of all State Government Receivables in excess of 10% of the aggregate Outstanding Balance of all Receivables; (ii) the aggregate Outstanding Balance of all other Government Receivables in excess of 5% of the aggregate Outstanding Balance of all Receivables; (iii) the aggregate Outstanding Balance of all Canadian Receivables in excess of 3% of the aggregate Outstanding Balance of all Receivables; (iv) the aggregate Outstanding Balance of all Foreign Receivables in excess of 5% of the aggregate Outstanding Balance of all Receivables; (v) the aggregate Outstanding Balance of all Eligible Receivables which by their terms are due 70-91 days after the date of invoice in excess of 15% of the aggregate Outstanding Balance of all Receivables; (vi) the aggregate Outstanding Balance of all Eligible Receivables which by their terms are due 92-121 days after the date of invoice in excess of 6% of the aggregate Outstanding Balance of all Receivables; (vii) the aggregate Outstanding Balance of all Eligible Receivables which by their terms are due greater than 121 days but less than 180 days after the date of invoice in excess of 3.5% of the aggregate Outstanding Balance of all Receivables; and (viii) the amount by which the FOB Accrual Balance exceeds 5% of the aggregate Outstanding Balance of all Receivables; provided, however, that either Purchaser may, upon not less than five Business Days’ notice to Seller and the other Purchaser, decrease or eliminate any of the percentages specified in clauses (i)-(viii) of this definition.

“Adjusted Net Receivables Balance” means, at any time, the Net Receivables Balance at such time less the sum of (i) the Cash Discount Exposure Factor at such time, plus (ii) the aggregate Contractual Rebate Accrual at such time with respect to all Eligible Receivables.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if

Exhibit I-1

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the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Purchaser Interests outstanding on such date.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Reserve Percentage” means, on any date of determination, the greater of (i) the Required Reserve Factor Floor and (ii) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve.

“Aggregate Reserves” means the Aggregate Reserve Percentage multiplied by the Adjusted Net Receivables Balance.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all Aggregate Capital and unpaid Obligations (whether due or accrued) at such time.

“Agreement” means this Amended and Restated Receivables Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means for any day, the rate per annum equal to the highest as of such day of (i) the Prime Rate, (ii) one-half of one percent (0.50%) above the Overnight Bank Funding Rate for such day or (iii) Daily Simple SOFR, plus one hundred basis points (1.0%) so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Alternate Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.6(a) or Section 4.6(b), to the extent any such determination affects the calculation of the Alternate Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Amendment No. 4 Effective Date” means April 17, 2020.

“Amendment No. 11 Effective Date” means May 27, 2026.

“Amortization Date” means the earliest to occur of (i) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(f)(ii), (iii) the Business Day specified in a written notice from Administrative Agent following the occurrence of any other Amortization Event, and (iv) the date which is 10 Business Days after the Purchasers’ receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Section 9.1.

Exhibit I-2

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“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Seller-Related Party is located or doing business.

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Seller-Related Party is located or doing business.

“Applicable Margin” means the percentage set forth in the Fee Letter.

“Assignee Purchaser” has the meaning set forth in Section 12.1.

“Assignment Agreement” has the meaning set forth in Section 12.1.

“Authorized Officer” means, with respect to any Person, its president, corporate controller, treasurer, chief financial officer or secretary.

“Beneficial Owner” means, for the Seller, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of the Seller’s outstanding voting stock; and (b) a single individual with significant responsibility to control, manage or direct the Seller.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise is likely to cause an actual violation by any Purchaser Party of any applicable International Trade Law if the Purchaser Parties were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Broken Funding Costs” means for any Purchaser Interest which: (i) has its Capital reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the Yield (as applicable) that would have accrued during the remainder of the Tranche Periods determined by the applicable Purchaser to relate to such Purchaser Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Capital of such Purchaser Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Capital is allocated to another Purchaser Interest, the amount of Yield actually accrued during the remainder of such period on such Capital for the new Purchaser Interest, and (y) to the extent such Capital is not

Exhibit I-3

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allocated to another Purchaser Interest, the income, if any, actually received during the remainder of such period by the holder of such Purchaser Interest from investing the portion of such Capital not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to the Administrative Agent for distribution to the Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon written demand; provided that, no Purchaser shall be entitled to claim any Broken Funding Costs unless such Purchaser is then generally claiming or generally will claim such amounts in similar circumstances under comparable facilities with similar provisions to this definition to which it is a party with sellers that are similarly situated to and of similar creditworthiness to Seller.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania or New York, New York (or, if otherwise, the lending office of the Administrative Agent); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any Incremental Purchase that accrues yield at a rate based on SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Calculation Period” means a calendar month.

“Canadian Receivable” means a Receivable as to which the Obligor (a) if a natural person, is a resident of Canada, and (b) if a corporation or other business entity, is organized under the laws of and/or maintains its chief executive office in Canada.

“Capital” of any Purchaser Interest means, at any time, (A) the Purchase Price of such Purchaser Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Administrative Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (subject to the last paragraph of this Exhibit I).

“Capital Tranche” means specified portions of Capital outstanding as follows: (a) any Capital for which the applicable Discount Rate is determined by reference to the Term SOFR Rate and which have the same Tranche Period shall constitute one Capital Tranche, (b) all Capital for which the applicable Discount Rate is determined by reference to Daily Simple SOFR shall constitute one Capital Tranche, and (c) all Capital for which the applicable Discount is determined by reference to clause (i) or (ii) of Alternate Base Rate shall constitute one Capital Tranche.

Exhibit I-4

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“Cash Discount Exposure Factor” means 1.5% multiplied by the aggregate Outstanding Balance of all Receivables less than 31 days past due; provided that the Administrative Agent, by written notice to the Seller, the Servicer and each Purchaser, may modify the factors appearing in this definition as may be necessary to more accurately reflect the cash discounts offered by the Originators to Obligors.

“Certificate of Beneficial Ownership” means, for the Seller, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Seller.

“Change in Law” means the occurrence, after the Amendment No. 11 Effective Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty or (b) any change in any law, rule, regulation or treaty or in the official administration, interpretation, implementation or application thereof by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” has the meaning set forth in the Receivables Sale Agreement.

“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(f) (as if references to Seller Party therein refer to such Obligor); (ii) as to which the Obligor thereof, if a natural person, is deceased, (iii) which, consistent with the Credit and Collection Policy, would be written off Seller’s books as uncollectible, or (iv) which has been identified by Seller as uncollectible.

“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

“Collection Account Agreement” means an agreement among an Originator, Seller, the Administrative Agent and a Collection Bank perfecting the Administrative Agent’s security interest in one or more Collection Accounts.

“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.

Exhibit I-5

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“Collection Notice” means a notice, in substantially the form attached to any Collection Account Agreement from the Administrative Agent to a Collection Bank, terminating the Seller Parties’ rights to access, or give instructions with respect to, any Collection Account.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commitment” means, for each Purchaser, the commitment of such Purchaser to purchase Purchaser Interests from Seller, in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Purchaser’s name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof and (ii) with respect to any individual purchase hereunder, its Percentage of the Purchase Price therefor.

“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Governmental Authority with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.

“Concentration Limit” means, at any time, for any Obligor and its Affiliates, considered as if they were one and the same Obligor, the percentage of Adjusted Eligible Receivables set forth in the table below opposite such Obligor’s applicable short-term unsecured debt ratings (or in the absence thereof, the equivalent long term unsecured senior debt ratings), or such other amount (a “Special Concentration Limit”) for such Obligor designated by the Purchasers:

Short-Term S&P Rating	Long-Term S&P Rating	Short-Term Moody’s Rating	Long-Term Moody’s Rating	Allowable % of Adjusted Eligible Receivables		Obligor Group
				If Servicer Rating Condition is satisfied:	If Servicer Rating Condition is not satisfied:
A-1+	AAA	P-1	Aaa	20%	20%	A+
A-1	AA+, AA, AA- or A+	P-1	Aa1, Aa2, Aa3 or A1	20%	20%	A
A-2	A, A- or BBB+	P-2	A2, A3 or Baa1	20%	10%	B

Exhibit I-6

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A-3	BBB or BBB-	P-3	Baa2 or Baa3	10%	6.67%	C
Below A-3 or Not Rated by either S&P or Moody’s	Below BBB- or Not Rated by either S&P or Moody’s	Below P-3 or Not Rated by either S&P or Moody’s	Below Baa3 or Not Rated by either S&P or Moody’s	5%	4%	D

; provided, however, that (a) if any Obligor has a split rating, the applicable rating will be the lower of the two, (b) if any Obligor is not rated by either S&P or Moody’s, the applicable Concentration Limit shall be the one set forth in the last line of the table above, and (c) either of the Purchasers may, upon not less than five Business Days’ notice to Seller, cancel any Special Concentration Limit. As of the date hereof, (w) as long as The Home Depot, Inc. has debt ratings of BBB-/Baa3/BBB- or above, the Special Concentration Limit for The Home Depot, Inc. and its Affiliates is 35% of Adjusted Eligible Receivables; (x) the Special Concentration Limit for Ace Hardware and its Affiliates is 5% of Adjusted Eligible Receivables; (y) as long as Lowe’s Companies, Inc. has debt ratings of BBB-/Baa3/BBB- or above, the Special Concentration Limit for Lowe’s Companies, Inc. and its Affiliates is 20% of Adjusted Eligible Receivables, and (z) the Special Concentration Limit for Menard, Inc. and its Affiliates is 10% of Adjusted Eligible Receivables.

“Concentration Reserve” means, for any Calculation Period, the ratio (expressed as a percentage) computed by dividing (a) the largest of the items on the table set forth below, by (b) the sum of the aggregate Outstanding Balance of all Eligible Receivables.

If Servicer Rating Condition is satisfied:	If Servicer Rating Condition is not satisfied:
(i) the sum of the aggregate Outstanding Balance of Receivables for the four (4) largest Group D Obligors (based on Outstanding Balance) (up to the Concentration Limit for each such Obligor);	(i) the sum of the aggregate Outstanding Balance of Receivables for the five (5) largest Group D Obligors (based on Outstanding Balance) (up to the Concentration Limit for each such Obligor);
(ii) the sum of the aggregate Outstanding Balance of Receivables for the two (2) largest Group C Obligors (based on Outstanding Balance) (up to the Concentration Limit for each such Obligor); and	(ii) the sum of the aggregate Outstanding Balance of Receivables for the three (3) largest Group C Obligors (based on Outstanding Balance) (up to the Concentration Limit for each such Obligor);
(iii) the aggregate Outstanding Balance of Receivables for the largest Group B Obligor (based on Outstanding Balance) (up to the Concentration Limit for such Obligor).	(iii) the sum of the aggregate Outstanding Balance of Receivables for the two (2) largest Group B Obligors (based on Outstanding Balance) (up to the Concentration Limit for each such Obligor); and

Exhibit I-7

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

(iv) the aggregate Outstanding Balance of Receivables for the largest Group A Obligor (based on Outstanding Balance) (up to the Concentration Limit for such Obligor), other than the Home Depot, Inc., so long as The Home Depot, Inc. maintains a long-term debt rating of at least AA/Aa2 by S&P and Moody’s.

“Conforming Changes” means, with respect to Daily Simple SOFR, the Term SOFR Rate, or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Tranche Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of Daily Simple SOFR or the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Daily Simple SOFR, Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Contractual Rebate Accrual” means, with respect to any Receivable on any date of determination, the ending balance of all accounting accruals or reserves for Rebates on such Receivable; provided that the Administrative Agent, by written notice to the Seller, Servicer and each Purchaser may require an adjustment to the Contractual Rebate Accrual if its determines pursuant to a Review that accounting accruals and reserves do not accurately reflect the actual amount of Rebates.

“Covered Entity” means (a) each Seller-Related Party and each of its respective Subsidiaries, and (b) each Person that, directly or indirectly, controls a Person described in clause (a) above.

“Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.

“Cut-Off Date” means the last day of a Calculation Period.

Exhibit I-8

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Seller, effective on the date of any such change.

“Days Sales Outstanding” means, as of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate Outstanding Balance of all Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection in full of a Receivable if at any time any of the representations or warranties in Article V are no longer true with respect to any Receivable. If (i) the Outstanding Balance of any Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), Seller shall be deemed to have received a Collection of such Receivable to the extent of such reduction or cancellation.

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 2% above the applicable Discount Rate.

“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (a) the aggregate sales generated by the Originators during the six Calculation Periods ending on such Cut-Off Date by (b) the Net Receivables Balance as of such Cut-Off Date.

Exhibit I-9

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the total amount of Receivables which became Defaulted Receivables or which became Charged-Off Receivables before becoming Defaulted Receivables, in either case during the Calculation Period that includes such Cut-Off Date, by (y) the aggregate sales generated by the Originators during the Calculation Period occurring five months prior to the Calculation Period ending on such Cut-Off Date.

“Defaulted Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 121 days or more from the original due date for such payment.

“Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 91-120 days from the original due date for such payment.

“Designated Obligor” means an Obligor indicated by the Administrative Agent or any Purchaser to Seller in writing.

“Dilution Horizon Ratio” means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (a) the aggregate sales generated by the Originators during the three Calculation Periods ending on such Cut-Off Date by (b) the Net Receivables Balance as of such Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (a) the total amount of Dilutions during the Calculation Period ending on such Cut-Off Date, by (b) the aggregate sales generated by the Originators during the Calculation Period that ended three Cut-Off Dates prior to such Cut-Off Date.

“Dilution Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the sum of (i) the Stress Factor times the Adjusted Dilution Ratio as of the Cutoff Date for such Calculation Period, plus (ii) the Dilution Volatility Component as of the Cutoff Date for such Calculation Period, times (b) the Dilution Horizon Ratio as of the Cutoff Date for such Calculation Period.

“Dilution Volatility Component” means the product (expressed as a percentage) of (i) the difference between (a) the highest three (3)-month rolling average Dilution Ratio over the past 12 Calculation Periods and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in clause (i) of the definition of “Deemed Collections” other than those for which a Contractual Rebate Accrual has been booked.

Exhibit I-10

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

“Discount Rate” means, the sum of (i) (A) Daily Simple SOFR, (B) the Term SOFR Rate, or (C) the Alternate Base Rate (ii) plus the Applicable Margin, as applicable, with respect to each Purchaser Interest.

“Domestic Subsidiary” shall mean any Subsidiary organized under the law of the United States of America, any State thereof, or the District of Columbia.

“Eligible Receivable” means, at any time, a Receivable:

(i) the Obligor of which (a) if a natural person, is a resident of the United States, Puerto Rico or Canada or, if a corporation or other business organization, is organized under the laws of the United States, Puerto Rico, Canada or any political subdivision of the foregoing and has its chief executive office in the United States, Puerto Rico or Canada; (b) is not an Affiliate of any of the parties hereto; (c) is not a Designated Obligor; and (d) is not a Sanctioned Person,

(ii) the Obligor of which is not the Obligor of any Charged-Off Receivable,

(iii) which is not a Charged-Off Receivable, an Excluded Receivable, a Delinquent Receivable or a Defaulted Receivable,

(iv) which is not owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables,

(v) which by its terms is due and payable on or within 180 days of the original billing date therefor and has not had its payment terms extended,

(vi) which is an “account” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,

(vii) which is denominated and payable only in United States dollars in the United States,

(viii) which arises under a Contract in substantially the form of one of the form contracts set forth on Exhibit IX hereto or otherwise approved by the Purchasers in writing, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

(ix) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of the applicable Originator or any of its assignees under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this Agreement, including, without limitation, its right to review the Contract,

Exhibit I-11

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

(x) which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

(xi) which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

(xii) which satisfies in all material respects the applicable requirements of the Credit and Collection Policy,

(xiii) which was generated in the ordinary course of the applicable Originator’s business,

(xiv) which arises solely from the sale of goods or the provision of services to the related Obligor by an Originator, and not by any other Person (in whole or in part),

(xv) as to which a Purchaser has not notified Seller that such Purchaser has determined in the exercise of its commercially reasonable credit judgment that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to such Purchaser,

(xvi) which is not subject to (A) any right of rescission or set-off, or (B) any currently asserted counterclaim or other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against any Originator or any other Adverse Claim, and the Obligor thereon holds no right as against any Originator to cause any Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected, and provided, further, that Receivables of any Obligor which has any accounts payable by the applicable Originator or by a wholly-owned Subsidiary of such Originator (thus giving rise to a potential offset against such Receivables) may be treated as Eligible Receivables to the extent that the Obligor of such Receivables has agreed pursuant to a written agreement in form and substance satisfactory to the Administrative Agent and the Purchasers, that such Receivables shall not be subject to such offset,

Exhibit I-12

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

(xvii) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor, other than an Originator’s obligation to deliver the related products or goods to such Obligor’s destination if such products or goods were shipped to such Obligor within the preceding fifteen (15) days and remain in transit to such Obligor; it being understood that such Receivable shall cease to constitute an Eligible Receivable if the related products or goods are not delivered to such Obligor on or prior to the 15th day after the origination of such Receivable, and

(xviii) all right, title and interest to and in which has been validly transferred by the applicable Originator directly to Seller under and in accordance with the Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing).

“Erroneous Payment” has the meaning assigned to it in Section 11.14.

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.14.

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.14.

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.14.

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.14.

“Excluded Receivable” has the meaning set forth in the Receivables Sale Agreement.

“Facility Account” means the account specified as such on Schedule C.

“Facility Termination Date” means the earlier of (i) April 30, 2028, and (ii) the Amortization Date.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

Exhibit I-13

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

“Fee Letter” means those certain fee letter agreements from time to time entered into, among the Seller, each Purchaser and/or the Administrative Agent or the Structuring Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time).

“Fifth Amendment Effective Date” means May 22, 2020.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Floor” means a rate of interest equal to zero (0.00%) per annum.

“FOB Accrual Balance” means, with respect to any Receivable on any date of determination, the ending balance of all accounting accruals or reserves for Receivables for which the related products and goods have been shipped to the related Obligor but not delivered to the related Obligor; provided that the Administrative Agent, by written notice to the Seller, Servicer and each Purchaser may require an adjustment to the FOB Accrual Balance if it determines pursuant to a Review that accounting accruals and reserves do not accurately reflect the actual amount of Receivables for which the related products and goods have been shipped to the related Obligor but not delivered to the related Obligor.

“Foreign Receivable” means a Receivable (other than a Canadian Receivable) as to which the Obligor (a) if a natural person, is not a resident of the United States of America, and (b) if a corporation or other business entity, is organized under the laws of and/or maintains its chief executive office in a jurisdiction other than the United States of America.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.

“Government Receivable” means a Receivable as to which the Obligor is a government or a governmental subdivision or agency.

“Governmental Authority” means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Exhibit I-14

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

“Group A+ Obligor” means any Obligor that has an “Obligor Group” of “A+” as determined in accordance with the table set forth below the definition of Concentration Limit.

“Group A Obligor” means any Obligor that has an “Obligor Group” of “A” as determined in accordance with the table set forth below the definition of Concentration Limit.

“Group B Obligor” means any Obligor that has an “Obligor Group” of “B” as determined in accordance with the table set forth below the definition of Concentration Limit.

“Group C Obligor” means any Obligor that has an “Obligor Group” of “C” as determined in accordance with the table set forth below the definition of Concentration Limit.

“Group D Obligor” means any Obligor that has an “Obligor Group” of “D” as determined in accordance with the table set forth below the definition of Concentration Limit.

“Guaranteed” has the meaning ascribed thereto in the definition of “Guaranty” in the RPM Credit Agreement.

“Incremental Purchase” means a purchase of a Purchaser Interest which increases the total outstanding Aggregate Capital hereunder.

“Indebtedness” means, as to any Person at any time (determined without duplication): (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services other than accounts payable incurred in the ordinary course of such Person’s business, (ii) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (whether or not such obligations are contingent); (iii) Capital Lease Obligations of such Person; (iv) indebtedness of others of the type described in clause (i), (ii) or (iii) above secured by a lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person; and (vi) indebtedness of others of the type described in clause (i), (ii) or (iii) above Guaranteed by such Person.

“Independent Director” shall mean a member of the Board of Directors of Seller who (i) is not at such time, and has not been at any time during the preceding five (5) years, (A) a director, officer, employee or affiliate of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates, (B) a customer or supplier of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates (other than his or her service as an Independent Director of Seller or an independent director of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates), (C) a member of the immediate family of a Person described in clauses (A) or (B) above, (D) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights and (ii) has (A) prior experience as an independent director for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent directors thereof before

Exhibit I-15

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (B) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Initial Purchaser” means any Purchaser party to this Agreement as of the Amendment No. 11 Effective Date and such Purchaser’s Affiliates; provided that no assignee of any such Person shall be an Initial Purchaser (unless such assignee was an Initial Purchaser prior to giving effect to such assignment).

“International Trade Laws” means all Laws relating to economic and financial sanctions, trade embargoes, export controls and anti-boycott measures in any jurisdiction in which any Seller-Related Party is located or doing business.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of any Governmental Official, foreign or domestic.

“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the Stress Factor, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

“Majority Purchasers” means one or more Purchasers representing more than 50% of the aggregate Commitments of all Purchasers (or, if the Commitments have been terminated, Purchasers representing more than 50% of the aggregate outstanding Capital held by all the Purchasers); provided, however, that in no event shall the Majority Purchasers include fewer than two (2) Purchasers at any time when there are two (2) or more Purchasers.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or results of operations of Seller or RPM-Delaware and its Subsidiaries, taken as a whole, (ii) the ability of Seller to perform its obligations under this Agreement or (at any time RPM-Delaware is acting as Servicer or Performance Guarantor), the ability of the Servicer or the Performance Guarantor to perform its obligations under this Agreement or the Performance Undertaking, as the case may be, (iii) the legality, validity or enforceability of this Agreement or

Exhibit I-16

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

any other Transaction Document, (iv) any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectability of the Receivables generally or of any material portion of the Receivables.

“Material Indebtedness” means (a) with respect to the Performance Guarantor and its Subsidiaries (other than the Originators), Indebtedness in excess of $250,000,000 in aggregate principal amount and (b) with respect to any Originator, Indebtedness in excess of $50,000,000 in aggregate principal amount.

“Monthly Reporting Date” shall have the meaning set forth in Section 8.5.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Balance” means, at any time, Adjusted Eligible Receivables at such time reduced by the aggregate amount by which (a) the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds (b) the Concentration Limit for such Obligor.

“Obligations” shall have the meaning set forth in Section 2.1.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organic Document” means, relative to any Person, its certificate of incorporation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Originator” has the meaning specified in the Receivables Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the

Exhibit I-17

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Seller.

“Parent” has the meaning set forth in the Receivables Sale Agreement.

“Participant” has the meaning set forth in Section 12.2.

“Past Due Ratio” means, at any time, the following quotient (expressed as a percentage): (a) the sum (without duplication) of Defaulted Receivables and Charged-Off Receivables at such time, divided by (b) the aggregate Outstanding Balance of all Receivables.

“Percentage” means, at any time, with respect to any Purchaser, the percentage obtained by dividing the Commitment of such Purchaser at such time by the aggregate Commitment of all Purchasers at such time or, following the termination of all Commitments, the percentage obtained by dividing the aggregate Capital of such Purchaser at such time by the Aggregate Capital at such time.

“Performance Guarantor” means RPM-Delaware and its successors.

“Performance Undertaking” means that certain Third Amended and Restated Performance Undertaking, dated as of May 9, 2014, by Performance Guarantor in favor of Seller, substantially in the form of Exhibit XI, as the same may be amended, restated or otherwise modified from time to time.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PINACLE” means PNC’s PINACLE® credit management service and any and all services and systems provided or used in connection therewith, and any similar or replacement electronic credit administration services implemented by PNC.

“PINACLE Agreement” means a separate written agreement between Seller and PNC regarding PINACLE, and any amendments, modifications or replacements thereof.

“Platform” means PINACLE or any of Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PNC” has the meaning set forth in the preamble to this Agreement

“PNC Account” means the account specified for payments to PNC on Schedule C or such other account designated as such by PNC from time to time.

“Potential Amortization Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute an Amortization Event.

Exhibit I-18

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by PNC (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Purchase Limit” means $300,000,000.

“Purchase Notice” has the meaning set forth in Section 1.2.

“Purchase Price” means, with respect to any Incremental Purchase of a Purchaser Interest, the amount paid to Seller for such Purchaser Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Receivables Balance (less the Aggregate Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Capital determined as of the date of the most recent Receivables Report, taking into account such proposed Incremental Purchase.

“Purchaser Interest” means, at any time, an undivided percentage interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

C
ANRB – AR

where:

C = the Capital of such Purchaser Interest.

AR = the Aggregate Reserves.

ANRB = the Adjusted Net Receivables Balance.

Such undivided percentage interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Purchaser Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable percentage represented by any Purchaser Interest as computed (or deemed recomputed) as of the close of the Business Day immediately preceding the Amortization Date shall remain constant at all times thereafter.

“Purchaser Party” means each Purchaser, the Structuring Agent and the Administrative Agent.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

Exhibit I-19

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

“Rebates” means, with respect to any Receivable on any date of determination, potential volume rebates, seasonal and other promotional discounts, advertising and other cooperative subsidies, or similar contractual credits booked with respect to such Receivable.

“Receivable” means any “Receivable” under and as defined in the Receivables Sale Agreement in which Seller now has or hereafter acquires any right, title or interest. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivables Report” means a report in substantially the form of Exhibit X hereto (appropriately completed), furnished by the Servicer to the Administrative Agent and the Purchasers pursuant to Section 8.5.

“Receivables Sale Agreement” means that certain Second Amended and Restated Receivables Sale Agreement, dated as of May 9, 2014, between Originators and Seller, as the same may be amended, restated or otherwise modified from time to time.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Reference Bank” means PNC Bank, National Association.

“Reinvestment” has the meaning set forth in Section 2.2.

“Related Parties” means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

“Related Security” means, with respect to any Receivable:

(i) all “Related Security” under and as defined in the Receivables Sale Agreement in which Seller now has or hereafter acquires any right, title or interest,

(ii) all of Seller’s right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable and all of Seller’s right, title and interest in, to and under the Performance Undertaking, and

(iii) all proceeds of any of the foregoing.

Exhibit I-20

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

“Reportable Compliance Event” means that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized in any material respect or the subject of any material assessment for a penalty, by, or enters into a settlement with a Governmental Authority in connection with any alleged material violation of Anti-Corruption Law or Anti-Money Laundering Law or any alleged violation of International Trade Law, or any predicate crime to any alleged material violation of Anti-Corruption Law or Anti-Money Laundering Law or any alleged violation of International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a material violation of any Anti-Corruption Law or Anti-Money Laundering Law or a violation of International Trade Law; (b) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including any Purchaser Party and any underwriter, advisor, investor, or otherwise) to be in violation of any International Trade Law or Anti-Corruption Law, including a Covered Entity’s use of any proceeds of the Capital hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (c) any Support Assets qualify as Blocked Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the International Trade Law- or Anti-Corruption Law-specific representations and covenants herein.

“Reporting Date” means a Monthly Reporting Date.

“Required Reserve Factor Floor” means, as of any date of determination, the sum (expressed as a percentage) of (a) the Concentration Reserve, plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the Cut-Off Date immediately preceding such date.

“Responsible Officer” means, with respect to any Person, each of the following officers (if applicable) of such Person (or anyone performing substantially the same functions as the following officers typically perform): any of such Person’s Senior Officers, or such Person’s assistant treasurer, credit manager or controller .

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to an Originator or its Affiliates in reimbursement of actual management services performed).

Exhibit I-21

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

“Review” shall have the meaning set forth in Section 7.1(d).

“RPM Credit Agreement” means that certain Credit Agreement dated as of October 31, 2018, as amended, restated or replaced from time to time, among RPM-Delaware and certain of its Affiliates, the lenders and other financial institutions from time to time party thereto, and PNC Bank, National Association as administrative agent.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions.

“Sanctioned Person” means any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, or controlled by, one or more Persons described in clauses (a) or (b) above; or (d) otherwise the subject or target of Sanctions.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” means, collectively, (a) Seller, and (b) at any time that RPM-Delaware is acting as Servicer or Performance Guarantor, RPM-Delaware.

“Seller-Related Party” means each of the Seller Parties, the Parent, the Originators and any other Affiliate of the Parent from time to time party to any Transaction Document.

“Senior Officer” shall mean the chief executive officer, president, corporate controller, chief financial officer or vice president-treasurer of the Performance Guarantor.

“Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.

“Servicer Rating Condition” means, the Servicer has debt ratings of no lower than BBB-/Baa3/BBB- from at least two of (i) S&P, (ii) Moody’s and (iii) Fitch Ratings.

“Servicing Fee” has the meaning set forth in Section 8.6.

“Servicing Reserve” means, the product (expressed as a percentage) of (a) 1%, times (b) a fraction, the numerator of which is the Days Sales Outstanding as of the immediately preceding Cut-Off Date and the denominator of which is 360, times (c) 1.5.

“Settlement Date” means the twentieth (20th) day of each month, or if such date is not a Business Day, the following Business Day.

“Settlement Period” means, in respect of each Purchaser Interest, the entire Tranche Period of such Purchaser Interest.

Exhibit I-22

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Floor” means a rate of interest per annum equal to 0 basis points (0%).

“State Government Receivable” means a Receivable as to which the Obligor is a state or local government or a state or local governmental subdivision or agency in the United States of America.

“Stress Factor” means, for so long as the Servicer Rating Condition is satisfied, 2.00%, otherwise, 2.25%.

“Structuring Agent” has the meaning set forth in the preamble to this Agreement.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (ii) any other corporation, limited liability company, partnership or other entity of which ownership interests representing at least a majority of the ordinary voting power or, in the case of partnership, at least a majority of the general partnership interests, are, as of such date, directly or indirectly owned, controlled or held by the parent and/or one or more of its Subsidiaries.

“Support Assets” means (i) each Receivable, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” shall mean, for any day, the interest rate per annum determined by the Administrative Agent equal to the Term SOFR Reference Rate for a tenor of one month on such day (the “Term SOFR Determination Date”), as such rate is published by the Term SOFR Administrator. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Seller on and as of the first day of each Tranche Period.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

Exhibit I-23

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

“Terminating Tranche” has the meaning set forth in Section 4.3(b).

“Tranche Period” means, with respect to any Purchaser Interest:

(a) if Yield for such Purchaser Interest is calculated on the basis of the Daily Simple SOFR or the Term SOFR Rate, a period of one month commencing on a Business Day selected by Seller or such Purchaser pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month;

(b) [reserved]; or

(c) if Yield for such Purchaser Interest is calculated on the basis of the Alternate Base Rate, a period commencing on a Business Day selected by Seller, provided that no such period shall exceed one month.

If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the Daily Simple SOFR, the Term SOFR Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the applicable Purchaser.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Performance Undertaking, the Fee Letter, the Subordinated Notes (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements required to be executed and delivered pursuant hereto.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public

Exhibit I-24

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Wells Fargo” has the meaning set forth in the preamble to this Agreement.

“Wells Fargo Account” means the account specified for payments to Wells Fargo on Schedule C or such other account designated as such by Wells Fargo from time to time.

“Yield” means for each respective Tranche Period relating to Purchaser Interests, an amount equal to the product of the applicable Discount Rate for each Purchaser Interest multiplied by the Capital of such Purchaser Interest for each day elapsed during such Tranche Period, annualized on a 360 day basis.

“Yield Reserve” means for any Calculation Period, the product (expressed as a percentage) of (i) the product of 1.5 times the Alternate Base Rate as of the immediately preceding Cut-Off Date times (ii) a fraction, the numerator of which is the Days Sales Outstanding as of the immediately preceding Cut-Off Date and the denominator of which is 360.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided that, notwithstanding any other provision hereof, any obligations relating to a lease that was accounted for by any Seller-Related Party in accordance with GAAP as an operating lease as of the date hereof (without giving effect to the phase-in of the effectiveness of any amendments to GAAP that have been adopted as of the date of this Agreement) and any operating lease entered into after the date hereof by any Seller-Related Party that would under GAAP as in effect on the date hereof (without giving effect to the phase-in of the effectiveness of any amendments to GAAP that have been adopted as of the date of this Agreement) have been accounted for as an operating lease shall be accounted for as obligations relating to an operating lease and not as capital lease or Indebtedness obligations (other than for purposes of the preparation and delivery of financial statements). All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Exhibit I-25

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

Page

-i-

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

Page

-ii-

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

Page

-iii-

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

Exhibits and Schedules

Exhibit I Definitions

Exhibit II Form of Purchase Notice

Exhibit III Places of Business of the Seller Parties; Locations of Records; Federal Employer and Organizational Identification Numbers

Exhibit IV Names of Collection Banks; Collection Accounts

Exhibit V Form of Compliance Certificate

Exhibit VI Form of Collection Account Agreement

Exhibit VII Form of Assignment Agreement

Exhibit VIII Credit and Collection Policy

Exhibit IX Form of Contract(s)

Exhibit X Form of Receivables Report

Exhibit XI Form of Performance Undertaking

Schedule A Commitments

Schedule B Closing Documents

-iv-

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

Exhibit B

[Form of Compliance Certificate]

Exhibit B Amendment No. 11 to A&R RPA (RPM)

DOCVARIABLE #DNDocID \* MERGEFORMAT 1758839467 14448925

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

EXHIBIT V

FORM OF COMPLIANCE CERTIFICATE

To: Wells Fargo Bank, National Association, as a Purchaser

PNC Bank, National Association, as a Purchaser and Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Purchase Agreement dated as of May 9, 2014 among RPM Funding Corporation (“Seller”), RPM International Inc., as Servicer (“Servicer”), Wells Fargo Bank, National Association, as a Purchaser, PNC Bank, National Association, individually, as a Purchaser and as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent (the “Agreement”).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected _________________ of [Seller/Servicer].

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of [Seller/Servicer and its Subsidiaries] during the accounting period covered by the attached financial statements.

3. To the best of my knowledge, no event has occurred which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in paragraph 4 below.

4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which [Seller/Servicer] has taken, is taking, or proposes to take with respect to each such condition or event: _____________________________________

The foregoing certifications, together with the financial statements delivered with this Certificate, are made and delivered this ___ day of ______________, 20__. [Schedule I attached hereto sets forth certain financial data and computations evidencing the compliance with certain covenants of the Agreement, all of which data and computations are true, correct and complete.]

[Name]

On behalf of [Seller/Servicer], in capacity as Officer thereof.

Exhibit V-1

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

SCHEDULE I TO COMPLIANCE CERTIFICATE

Set forth below are computations evidencing RPM-Delaware’s compliance with Section 9.1(o) of the Agreement: 1

For the quarter ended _______________, 20__
(in thousands):

Topic	Restriction	Calculation	Amounts
Net Leverage Ratio

The ratio of (i)(A) consolidated total Indebtedness of RPM Delaware and its Consolidated Subsidiaries minus (B) all Unencumbered Cash, to (ii) EBITDA, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, must not be greater than 3.75:1.00[2]

(A) consolidated Indebtedness of RPM Delaware and its Consolidated Subsidiaries (without duplication):

(i) indebtedness for borrowed money (whether by loan or the

issuance and sale of debt securities) or for the

deferred purchase or acquisition price of property or

services, other than accounts payable incurred in the ordinary course of business

(ii) obligations in respect of letters of credit or similar

instruments issued or accepted by banks and other financial institutions for the account of RPM-Delaware and its Consolidated Subsidiaries

$_________ $_________ $_________

1 Unless otherwise defined in the Agreement, terms used herein (including all defined terms used within such terms) shall have the respective meaning assigned to such terms in the RPM Credit Agreement as in effect on the Amendment No. 11 Effective Date, (i) without giving effect to any subsequent amendment, restatement or supplement thereof unless (A) each Purchaser (or an Affiliate thereof) is a party to the RPM Credit Agreement and (B) such amendment, restatement or supplement is consummated in accordance with the terms of the RPM Credit Agreement and (ii) regardless of whether or not the RPM Credit Agreement is substituted, replaced, terminated or any of the provisions therein are or become unenforceable in whole or in part as against any party thereto.

2 During an Increased Net Leverage Ratio Period or Increased Net Leverage Ratio Period Due to Material Acquisition, the maximum Net Leverage Ratio shall increase to 4.25 to 1.00.

Exhibit V-2

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

(whether or not such obligations are contingent)

(iii) Capital Lease Obligations

(iv) indebtedness of others of the type described in clauses (1)(A)(i), (ii) or (iii), above, secured by a Lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person

(v) Guaranties of such Person of indebtedness of others of the type described in clauses (1)(A) (i), (ii) or (iii)

above

the sum of Items (1)(A)(i) through (1)(A)(v) equals the consolidated Indebtedness of RPM-Delaware and its
Consolidated Subsidiaries

(B) Unencumbered Cash

(C) EBITDA

(i) net income of RPM Delaware and its Consolidated Subsidiaries for such period (calculated before provision for income taxes, Interest Expense, extraordinary items, non-recurring gains

$_________ $_________ $_________ $_________ $_________

Exhibit V-3

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

or losses in connection with asset dispositions, income (loss) attributable to equity in affiliates, amounts attributable to depreciation and amortization)

(ii) non-recurring fees and expenses related to the acquisition of all or substantially all of the assets or capital stock (including by merger or amalgamation) of another Person (or, in the case of assets, of a business unit of a Person) or to any dispositions, investments and debt or equity issuances (whether or not successful) during such period, not to exceed $25,000,000 in the aggregate for such period of four consecutive fiscal quarters

(iii) costs, charges, expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring or integration costs, not to exceed in the aggregate 12.5% of EBITDA for such period

(iv) non-cash charges incurred in such period

(v) professional service expenses related to the

$_________ $_________ $_________ $_________

Exhibit V-4

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1

Map 2020 and/or Map 2025 Program in an amount not in excess of the amount of such expenses paid or accrued prior to the Fourth Amendment Effective Date plus up to $50,000,000 of additional expenses incurred after the Fourth Amendment Effective Date

(vi) expenses related to the refinancing of the credit facilities of the borrowers under the RPM Credit Agreement and future amendments of the RPM Credit Agreement

(vii) non-cash gains for such period

(viii) pro forma adjustment to EBITDA, if any, if during such period the RPM-Delaware or any Subsidiary shall have made an acquisition or a disposition on or after the Closing Date, after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition, as the case may be, occurred on the first day of such period

$_________ $_________ $_________

Exhibit V-5

DOCVARIABLE ndGeneratedStamp 4903-9776-6838, v.1